UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
To
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-53509

MIZATI LUXURY ALLOY WHEELS, INC.
(Exact Name of Small Business Issuer in its charter)

California	95-4841349
(State of Incorporation)	(IRS Employer ID No.)

19929 Harrison Avenue,
Walnut, CA 91789
 (Address of Registrant's Principal Executive Offices) (Zip Code)

c/o Hazel Chu
19929 Harrison Avenue,
Walnut, CA 91789

Telephone: 909-839-5118
Facsimile: 909-839-5119

 (Name, Address and Telephone Issuer's telephone number)

Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

Title of each class to be so registered	Name of Exchange on which each class is to be registered
Common Stock $0.0001 Par Value	NASDAQ OTC BB

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Table of Contents

The cross-reference table below identifies where the items required by Form 10 can be found in the statement.

Item No.	Item Caption	Location in Form 10

1	Description of Business	page 3
1A	Risk Factors	page 6
2	Management Discussion, and Analysis	page 7
3	Description of Property	page 14
4	Security Ownership of Certain Beneficial Owners and Management	page 15
5	Directors, Executive Officers, Promoters, and Control Persons	page 15
6	Executive Compensation	page 16
7	Certain Relationships and Related Transactions	page 16
8	Legal Proceedings	page 17
9	Market for Common Equity and Related Stockholder Matters	page 18
10	Recent Sale of Unregistered Securities	page 19
11	Description of Securities	page 20
12	Indemnification of Officers and Directors	page 20
13	Financial Statements	page 21
	Report of Registered Independent Auditors	F-2
	Notes to Financial Statements	F-8
Exhibits

ITEM 1.  DESCRIPTION OF BUSINESS.

(a) Business Development

Mizati Luxury Alloy Wheels, Inc. (“Mizati”, “we”, “us”, “our”, the "Company" or the "Registrant") was incorporated in the State of California in January 2001. We are a designer, importer, and wholesaler of custom alloy wheels for cars, SUV’s and light pickups.

(b) Restatement regarding Intangible Assets Write-off

In the Company’s annual impairment analysis for the fiscal year 2008, the Company concluded that due to negative economic circumstances surrounding our industry and business, the intangible assets were determined to have no value and were fully written off at December 31, 2008 (see Note 8).  Therefore, $4,211 of net intangible assets as previously reported as of December 31, 2008 was written off and charged to impairment for the year then ended; $3,823 of net intangible assets as previously reported as of December 31, 2009 was written off against accumulated deficit, and $388 amortization of intangible assets as previously reported was removed for the fiscal year 2009.

(c) Business of Issuer

The Company operates in the wheels, tires, and suspension segment of the specialty automotive equipment market.  The Company’s mission is to become a well-known brand to provide wheels, rims, and automotive accessories in the United States within the next three to five years, while also penetrating into international markets.  Mizati works with four factories out of China that supply all of the raw materials as well as the finished product.  These factories are Nanjing Huashun Co. Ltd, Jiangsu Kaite Auto Parts Co. Ltd, Max Fung Trading Co., and Jiangsu Dare World Light Alloy Co. Ltd.

To achieve our mission, we have been consistently involved in discussions with several reputable wheel manufacturers in China, including one of the largest to potentially be our R&D and production affiliate starting 2010.  With the setup for stable OEM/ODM supplies, we hope to expand our network, which we do not currently have arrangements to do so, with China, the Pacific Rim and Europe in design trends as well as enhanced production capacity.  As in all business discussions, we may and we may not be able to reach any agreement with any of the wheel manufacturer.  Currently, we will not be able to solicit new business to auto manufacturers due to the following 2 main reasons.  First, auto manufacturers might not consider working with us before we are traded at the OTCBB; and secondly, we do not have the proper funding to venture into this direction.  If the above both conditions improve, we are hoping in one to two years timeframe to land an auto manufacturer business.

In order to fund these plans, we are searching new investors through various channels, and will consider private placements or public offerings.  In the past two years, management has identified potential merger and acquisition targets or joint venture partners from our customers, potential suppliers and other parties located in the United States and China in the size of total revenue between $10 and $20 million, who are willing to participate as a public company and develop more business with group efforts.  However, our current obstacle of the shortage in available capital has been deferring these plans.  In addition to items discussed in the “Liquidity and Capital Resources” section in Item 2. Management Discussion and Analysis of this filing, in order to increase our source of income and to support the Company’s capital needs before the above expansion plans could be realized, management will also consider entering into the OEM business by negotiating with global automotive manufacturers to be our new customers, and take OEM orders from them to be manufactured through the factories we are working with.  There is no guarantee that we will receive enough orders from those new customers to satisfy our capital needs in the near term.

The Specialty Equipment market is best defined by what it allows consumers to do—to customize and personalize their vehicles with custom parts and accessories.  Not to be confused with the automotive aftermarket which encompasses repair and replacement parts, automotive specialty-equipment products are purchased out of choice rather than necessity.  According to a Specialty Equipment Marketing Association (SEMA) study, the wheels, tires, and suspension segment of this market has grown at annual rate of approximately 8% over the last decade with annual sales of $11 billion in 2008.  In 2008, this segment composed 24% of the Specialty Equipment Market.  The custom wheel market is generally divided into five product categories; aluminum wheels, composite wheels, modular wheels, steel wheels and custom wheel accessories.  Information regarding the source can be found  www.sema.org.  This is available to SEMA members only on the SEMA website, www.sema.org.  As of   May 1, 2010, SEMA has not provided further updates on market data for the year 2009.

For the year ended December 31, 2009 we generated revenues of $601,618, which comprises approximately 100% of wheels and wheel caps, and had a net loss of ($928,668).  The revenue and net loss for the year ended December 31, 2008 was $2,431,544 and ($1,254,544), respectively.  With this recession, we have seen a substantial decrease in revenues and gross profit in our most recent fiscal year.  The revenue, net loss and accumulated deficit for the quarter ended and as of March 31, 2010 were $109,704, ($93,261) and ($3,585,550), respectively.

However, our auditor has raises substantial doubt about our ability to continue as a going concern.  Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  The Company had accumulated deficit of ($2,722,409) and ($2,151,341) as of December 31, 2009 and 2008, including net losses of ($928,668) and ($1,254,544) for the years then ended.  In addition, current liabilities exceeded current assets by $2,335,140 and $1,734,756 at December 31, 2009 and December 31, 2008, respectively.  These factors indicate that the Company may not be able to continue its business in the future.  The Company finances its operations by short term and long term bank borrowings with more reliance on the use of short-term borrowings as the corresponding borrowing costs are lower compared to long-term borrowings.  There can be no assurance that such borrowings will be available to the company in the future. For more details, please refer to Note 2 “Going Concern” in our financial statements for the year ended December 31, 2009 herewith.

The wheel industry was historically founded on the basis of racing and performance products and was originally driven by street racing and hot rods.  Over time, the industry has shifted away from performance attributes and instead become more of an urban style-driven market and a discrete off-road market.

The Company’s products are targeted at four discrete categories of purchaser:

➢
Light trucks: The light-truck market is that part of the industry that produces and sells the parts that change the appearance, performance and/or handling of light-trucks (pickups, vans, and sport utility vehicles). This niche is the largest of all in this segment.

➢	Street performance: The street performance market is focused on high performance modern cars such as the Ford Mustang ™ and the Chevrolet Corvette ™.
➢	Restyling: The restyling market involves the aftermarket addition of products, such as wheels, to new vehicles.
➢	The “off road” market which is comprised of sport utility vehicles and larger off road trucks.

Target Market

The urban lifestyles market is generally comprised of enthusiasts who are trend-conscious and place a heavy emphasis on style.  This market can be impulse-buy oriented and its purchase decisions are influenced by radio, television programs, and popular publications.  In addition to this particular market, we also cater to car enthusiasts.  The general demographic of this market are males ranging from ages 18-35 and is all encompassing in terms of ethnic backgrounds.  We have noted a recent shift trending towards a greater number of purchases by females.

Products

We have three lines of wheel products for cars, trucks, and sport utility vehicles.  The lines are identified as the Mizati, Hero, and Zati product lines.

The Zati line is comprised of six products – the Fix, Blast Furious, Drift, Piper, Strength and Galan. The Hero line is comprised of ten products which are the Rebel, Rogue, Ronin, Saint, Sage, Savant, Salient, Seer, Maestro and Amore.  The Mizati line is comprised of sixteen products which are the Ace, Apollo, Double D, Klick, Lotus, Face Off, Fusion, Manza, I Candy, Illuminati, Stix, X ta C, Toro, Grand, Grande and Carlos.

Currently, the Company’s product pipeline is composed of one-piece alloy wheels ranging from 18” to 26” in diameter of various widths.  One-piece cast wheels are manufactured using a simple and rapid production process where the rim and the center is molded as one integral unit thereby eliminating the costs associated with an outside supplier of outer rims and reduced assembly and handling costs.

The majority of our wheels are chrome, but we do carry certain styles in black or silver.  In the wheel industry, sizing tends to dictate pricing.  For example, the larger the wheel, the greater the price, and the higher the profit margin.  Our wheels range anywhere from $120 for an 18” to $425 for a 26”.  However, we do provide volume discounts for bulk shipments to our distributors.

We continually assess industry trends, the marketplace and product positioning. The Company is committed to adding selected new product lines in order to build its customer loyalty into a broader based business. Mizati currently has three different product lines: Mizati, Hero, and Zati.  By manufacturing three separate lines, Mizati has improved its ability to retain larger accounts by offering exclusivity of a particular line to selected distributors.  Currently we do not have any exclusivity agreements with distributors.

As we develop new designs for 2010, we will focus on differentiating the product lines.  Mizati will be our high end line with designs in one piece molds, as well as off-road designs.  We hope to develop a smaller line to include 17” wheels.  Hero will be all chrome, one-piece wheels whose styles reflect current trends in the industry.  Zati line will be composed mainly of painted wheels which allow consumers to color match wheels to their vehicle.  We have our first 2010 new wheel design, “Carlos” under the Mizati line, arrived in our warehouse during end of March 2010 and has been selling to customers.

Sales Cycle

Our sales tend to be seasonal in nature based on a nine month sales cycle.  Industry sales usually ramp up in February and begin to slow down in October.  This is due in large part to the annual SEMA show in November where distributors are eager to see and place orders for next year’s lines.  In addition, increment weather in late fall and winter reduces demand for aftermarket wheels.  The introduction of new products coincides with the industry wide “nine month sales cycle”.

Distribution

We distribute our products through wheel and tire distributors both nationwide and internationally.  Through our distribution network, products are available for retail purchase at wheel stores as well as some of the major tire stores including Firestone, America’s Tire, Les Schwab Tire Center and Discount Tires.  Geographically, the largest markets for our products are Southern California, Texas and Florida.  Our five largest distributors are spread over the following regions: Texas, North Carolina, California, and Mexico.  We have established distribution of our products in several regions of the United States.

We currently have  650 distributors that sell our products.   Our top five distributors based on total sales for 2009 are Rent A Wheel: $138,573, ETI: $91,847, Coast to Coast: $49,491, L.A. Tire & Chrome: $29,026, and Pacific Tire: $27,666.  As a total percentage of 2009 sales, these top five distributors composed the following, respectively: 23%, 15%, 8%, 5%, and 5%.  Our top five distributors based on total sales for 2008 are ETI: $374,720,  Rent A Wheel: $232,611, Southern Wheel Distributors: $151,612, Performance Wheel Styles, $122,558, and Mobile Entertainment: $119,892.  As a total percentage of 2008 sales, these top five distributors composed the following, respectively: 15%, 10%, 6%, 5%, and 5%.  As we hope to have an outside sales force nationwide over the next couple years, we hope to be able to penetrate into new markets.  Currently due to the uncertainties in our economy, we do not have any outside sales force in place.  To accomplish these goals, we will place an aggressive sales commission program through increased commission percentage from the conventional 1% to 3%-5%.  The commission percentage will increase progressively based on dollar amount of sales.  The higher the dollar amount of sales, the higher the commission rate will be, although, there is no guarantee that we will have sufficient funds to launch those marketing efforts in the timeframe as set forth above.  Again, we may not be able to implement an “aggressive” commission system unless our customers are willing to pay more for our products to cover the cost.

Our revenue base is diversified in that no distributor makes up the majority of our revenues.  It is spread relatively evenly across our total distributor base.  This revenue mix ensures that the loss of a key account would not adversely impact our total revenue.

Manufacturing

We work with four separate manufacturing facilities in China which are located in Jiang Su and the Nanjin provinces.  Our four manufacturing partners are Nanjing Huashun Co. Ltd, Jiangsu Kaite Auto Parts Co. Ltd, Max Fung Trading Co., and Jiangsu Dare World Light Alloy Co. Ltd.  This allows for redundancy in the event that one manufacturer is unable to timely manufacture our products.   Orders are generally delivered to our warehouse within 45 days of order placement.  New wheel designs can take up to 75 days for shipment due to the time it takes for mold design.

We do not face the risk of limited supply with our raw input materials, but are subject to fluctuations in the price of materials.  In the past we have been able to negotiate terms with our manufactures that allow us to lock in a set price for the year.  In order to lock in prices, we have historically made volume commitments to our manufacturing partners.  In late 2007, China signed a memorandum rescinding a raft of tax breaks and subsidies.  As a result of this, along with higher raw material prices, our manufacturing partners in China did not allow us to lock in prices for 2008.  Accordingly, our production costs are subject to market fluctuations.  These trends do not affect us exclusively, but rather the industry as a whole.  We have established strong relationships with all of our manufacturing partners and expect these partnerships to continue for the long term.

Trademark/Brand Recognition

Brand identity is the key to success in the wheel industry.  We are a young company that has worked hard to develop a strong brand name through the introduction of high quality products, a robust product pipeline, strategic marketing campaigns, and solid relationships with distributors.  As we launch new marketing initiatives in fiscal year 2010, we hope to enhance our brand awareness by building a completely new website with lot of flash images, also with wheel visual capabilities features.  We also hope to build and grow our contact and networking on facebook, free posting for our customers’ vehicles with Mizati wheels on it. We also hope to participate in local community  auto show and little league sport games by sponsoring them with sweaters with our logo on it. Due to the low buying capabilities from our customers from the beginning of year 2010, it does not justify to launch any marketing plan to promote brand recognition.

Competitive Landscape

The Specialty Automotive Equipment market is highly fragmented with small private companies.  Notable private competitors include Giovanna Wheels ™, Asanti Wheels ™, and Lexani Wheels ™.  Competition in this market revolves around price, quality, reliability, styling, product features, and warranty.  Pricing of competitors products tends to be slightly higher than ours.  At the dealer level, competition is based mainly on sales and marketing support programs, such as financing and cooperative advertising.  Giovanna Wheels ™, Asanti Wheels ™, and Lexani Wheels ™ possess stronger financial capabilities, deeper distribution channels, and strong brand awareness which in turn provide formidable competition for a young company the size of Mizati which does not possess similar financial resources..

Industry Regulations/Standards:

Industry guidelines and regulations are established through Congress and monitored by the National Highway Traffic Safety Administration (NHTSA) under the umbrella of the Department of Transportation (DOT).  In response to the Firestone/Ford sport utility vehicle tire recalls, Congress enacted the Transportation, Recall Enhancement, Accountability, and Documentation (TREAD) Act, on November 1, 2000. TREAD required the NHTSA to multiple rulemaking actions in a variety of areas including tire safety standards.  The DOT develops, promotes, and implements effective educational, engineering, and enforcement programs directed toward ending preventable tragedies and reducing safety-related economic costs associated with vehicle use and highway travel.  We are in compliance with DOT regulations regarding our wheels.

Governmental Operations

Our business is affected by numerous laws and regulations.  To ensure that our operations are conducted in full and substantial regulatory compliance, as part of our current internal procedures and policies, we verify and ensure that the manufacturing process of all our suppliers in China had obtained ISO 9000/9001 certification.  They had also passed the Quality Standard TS16949-2002 and Testing Standard USA SEA J2530 or Japan JWL (VIA).  Trade and product safety are governed by the DOT.  Upon placing orders with our manufacturing suppliers, we ensure that all our products are produced based on standards as set forth by the DOT of the U.S.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations, and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the automotive industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Research and Development

We do not have a budget specifically allocated for research and development purposes. Our research costs are minimal.  We initiate design ideas in-house among our creative team, select what we believe are the best ones, and collaborate with our design team in China to create a final sketch.  Our design team there works closely with our manufacturing partners to create a sample product.  After we approve a physical sample design, we move forward with production.  Because our in-house design team fits the demographic profile of our customers, we feel we have been able to create innovative wheel designs that both reflect current trends and fashions while still appealing to our target consumer’s desire for individuality.

Employees

As of December 31, 2009 we had three full time employees.

Reports to security holders.

(1) The Company is not required to deliver an annual report to security holders, and at this time does not anticipate the distribution of such a report.

(2) The Company will file reports with the SEC. The Company will be a reporting company and will comply with the requirements of the Exchange Act.

(3) The public may read and copy any materials the Company files with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

Item 1A: Risk Factors.

Not applicable because we are a smaller reporting company.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. Future filings with the Securities and Exchange Commission, or SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may also contain forward-looking statements.  Because such statements include risks and uncertainties, many of which are beyond our control, actual results may differ materially from those expressed or implied by such forward-looking statements. Some of the factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere throughout this Report on Form 10.

Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law; we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Overview

Mizati Luxury Allow Wheels, Inc. was founded in calendar year 2001.  We are a designer, importer and wholesaler of custom luxury alloy wheels.  The Company operates in the $11 billion wheels, tires, and suspension segment of the Specialty Automotive Equipment market.  The Company's products are currently sold through a national and international distribution network utilizing a variety of sales channels including the internet, automotive catalogs, and wheel and tire distributors.  We have diversified our product portfolio into three different wheel lines which allows us to offer exclusivity to certain distributors upon their request.  Currently we do not have any exclusivity agreements with distributors.

Organic sales have been the key driver of the company’s growth.  The Company’s organic growth strategy has been to target distributors and wheel retailers in an effort to establish a national distribution network.  Mizati’s mission is to be the premier brand and designated source for affordable luxury wheels in the United States within the next three to five years while also penetrating international markets.

For the purpose of better liquidity for the Company’s common shares, the Company’s Board of Directors approved an increase of its number of authorized common shares from 5,000 to 200,000,000 in February 2006 and changed the par value per share from $80.00 to $0.0001, immediately followed by a 30,000 for 1 forward stock-split.  A certificate of amended articles of incorporation was filed with the California Secretary of State stating the increased number of authorized common shares.

In June 2008, under the advice of the Company’s former securities legal counsel, given that the Company did not state the 30,000 for 1 forward stock-split in the aforementioned amended articles of incorporation filed with the California Secretary of State in February 2006, the Company should mitigate such seemingly administrative oversight by conducting a reverse stock-split to eliminate the effect of the 30,000 for 1 forward stock-split, immediately followed by a forward stock-split and corresponding corporate filings with the California Secretary of State stating these two splits, the result of which should not to affect shareholder stake or stock value.  It was believed that these two splits should complete the mitigation of the seemingly administrative oversight as stated above.

Therefore, on June 30, 2008, the Company’s Board of Directors approved a 1 for 10,000 reverse stock split for its common stocks.  As a result, stockholders of record at the close of business on June 30, 2008 received one (1) share of common stock for every ten thousand (10,000) shares held.  The Company issued shares in order to round up fractional shares resulting from the reverse split to the next higher whole number of shares.  Any such issuance did not constitute a sale pursuant to Section 2(3) of the Securities Act of 1933, as amended.

On July 24, 2008, the Company’s Board of Directors approved a 9,840.546697 for 1 forward stock split for its common stocks.  As a result, stockholders of record at the close of business on July 24, 2008 received 9,840.546697 shares of common stock for every one (1) share held.

The cumulative effect of those two stock-splits was a 1 for 0.9841 reverse split for the Company’s common stocks.  The purpose of these two stock-splits was intended to mitigate the seemingly administrative oversight as mentioned previously, but not to change the shareholder stake or stock value.

Management was subsequently advised otherwise that stating the 30,000 for 1 forward stock-split in the amended articles of incorporation was not a requirement in the State of California, thus such omission in the corporate filing did not affect the legitimacy and effectiveness of the 30,000 for 1 stock-split executed in February 2006 given that it was appropriately approved by the Company’s Board of Directors.

On June 11, 2010, the Company’s Board of Directors approved a 1 for 40 reverse stock-split for its common stocks as deemed for the best interests of the Company.  The total number of common shares outstanding will be 1,547,162 shares after the effectiveness of the reverse split.  The FINRA had processed and effectuated the reverse split at the open of business on July 12, 2010.  The numbers of shares presented in this filing have reflected such effect.

Critical Accounting Policies

A summary of significant accounting policies is included in Note 4 to the audited financial statements for the year ended December 31, 2009. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our Company's operating results and financial condition.

Inventories

Inventories are comprised of finished goods held for sale.  We record inventories at the lower of cost or market value, with cost generally determined on a moving-average basis.  We establish inventory reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions.  If actual demand and market conditions are less favorable than those projected by management, additional inventory reserves could be required.

Long Lived Assets

We account for the impairment and disposition of long-lived assets which consist primarily of intangible assets with finite lives and property and equipment in accordance with FASB Statement No. 144(ASC 360), Accounting for the Impairment or Disposal of Long-Lived Assets. We periodically review the recoverability of the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.  Recoverability of these assets is determined by comparing the forecasted future undiscounted net cash flows from operations to which the assets relate, based on our best estimates using the appropriate assumptions and projections at the time, to the carrying amount of the assets.  If the carrying value is determined not to be recoverable from future operating cashflows, the assets are deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the assets.  Based upon management’s assessment, there was no impairment as of December 31, 2009 and 2008.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of Operations for the three months Ended March 31, 2010 as compared to the three months Ended March 31, 2009:

We present the table below to show how the operating results have changed for the three months ended March 31, 2010 and 2009. Next to each period’s results of operations, we provide the relevant percentage of total revenues for comparing the relative change in revenues and expenses.

	For the three months ended March 31,
	2010		2009
Sales:	$109,704	100%	$253,271	100%
Cost of sales	62,992	57	181,235	72
Gross profit	46,712	43	72,036	28
Selling, general and administrative expenses
Salaries and wages	41,177	38	13,316	5
Professional services	36,694	33	53,183	21
Rent expenses	21,584	20	91,253	36
Others	18,615	17	41,464	16
Total	118,070	108	199,216	79
Loss from operations	(71,358)	-65	(127,180)	-50
Interest expense	(21,903)	-20	(21,631)	-9
Income tax	-	-	-	-
Net Loss	$(93,261)	-85	$(148,811)	-59

Comparison of the three months Ended March 31, 2010 and 2009

Sales.    Sales decreased $143,567 or 57% to $109,704 in the three months ended March 31, 2010, compared to $253,271 for the three months ended March 31, 2009.  The decrease in sales is primarily attributable to a significant decrease in sales volume triggered by a sustained cyclical downturn in the U.S. market.  Demand for aftermarket wheels has slowed as consumers’ purchasing power has weakened.  In addition, we were undergoing huge price pressure from our competitors since 2009, which had adverse impact on our sales price.  Approximately $138 thousand of the total decrease in sales was attributable to price reduction in the first quarter of 2010 as compared to the same quarter prior year, and $5 thousand of the total decrease in sales was attributable to decline in sales volume.

Gross Profit.     As a percentage of revenue, gross margin increased to 43% in the three months ended March 31, 2010 as compared to 28% during the three months ended March 31, 2009.  The increase of gross margin was mainly derived from the sale of inventories that have been fully written down below cost at the close of the prior fiscal year due to slow-moving and obsolescence.  Cost of those inventories was approximately $44,618 prior to the write down.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses ("SG&A") consist principally of professional services, rent expenses, salaries and wages, and other general corporate activities.  The amount decreased by $81,146 or 41% from $199,216 for the first quarter of 2009 to $118,070 for the first quarter of 2010.  As a percentage of sales, our SG&A increased to 108% for the first quarter of 2010, compared to 79% for the same quarter prior year.  The decrease in the balance of SG&A was primarily due to the following:

(1)
Decrease of $69,669 in rent expense from $91,253 for the first quarter of 2009 to $21,584 for the first quarter of 2010, or a 76% decrease.  In March 2009, corresponding to the Company’s cash flow management strategy and the expectation of lower demand for warehouse space, the Company terminated the prior lease contract for approximately 33,400 square feet of office and warehouse space, and moved to the current location which occupies 8,460 square feet of total space.  Monthly rent expense was reduced from $28,232 per month to $6,430 per month accordingly, resulting in the decrease in rent expense.

(2)
Decrease of $16,489 in professional services from $53,183 for the first quarter of 2009 to $36,694 for the first quarter of 2010, or a 31% decrease.  Such decrease was mainly due to decrease in legal fees by $10,530 and decrease in other professional service fees by $11,258, respectively as part of the Company’s cost reduction strategy.

(3)
Decrease of $22,849 in “others” from $41,464 for the first quarter of 2009 to $18,615 for the first quarter of 2010, a 55% decrease.  The decrease was primarily attributable to the Company’s cost reduction strategy, resulting in decreases in temporary labor expense by $9,177, shipping and handling charges by $4,748, product liability insurance premium by $2,952, and meals and entertainment by $2,260 from the first quarter of 2009 to the same period of 2010.

The above decreases were partially offset by increase in salary and wages by $27,396 from $13,316 in the first quarter of 2009 to $40,712 in the same quarter of 2010.  The increase was mainly because the base monthly salary for the Company’s CEO had been adjusted to $10,000 per month as determined during the fourth quarter of 2009, which was still within the limit of the maximum of $240,000 per year as orally agreed upon between the Company and the CEO since March 1, 2006, even though she agreed to defer the payment of salary.

Loss from Operations.    Loss from operations decreased $55,822 or 44%, to ($71,358) for the first quarter of 2010 compared to ($127,180) for the same quarter prior year.  As a percentage of sales, loss from operations increased to 65% for the first quarter of 2010, as compared to 50% for the same quarter prior year.  The increase in loss from operations was primarily due to the decrease in sales, partially offset by the decrease in SG&A and increase in other operating income as discussed above.

Liquidity and Capital Resources

The following summarizes the key components of the Company's cash flows for the three months ended March 31,

	2010	2009
Net cash used in operating activities	$(23,037)	$(104,562)
Net cash used in investing activities	(2,000)	-
Net cash used in financing activities	(4,000)	(3,000)
Net decrease in cash and cash equivalents	$(29,037)	$(107,562)

The Company’s net cash used in operating activities was adversely affected by net loss of ($93,261) in the first quarter of 2010 and ($148,811) in the first quarter of 2009.  The significant decrease in accounts payable for the first quarter of 2009 in the amount of $151,896 signaled further cash outflows.  Those effects were partially offset by decrease in inventory of ($11,885) and $173,644 for the first quarter of 2010 and 2009, respectively, due to sales activities prevailing inventory purchasing activities.  As a result, $23,037 of net cash was used in operating activities during the first quarter of 2010 while $104,562 for the same quarter prior year.

Additionally, we had a working capital deficit of $2,432,487 as of March 31, 2010 compared to $2,335,140 as of March 31, 2009.  In order to sustain the cash flow needs, we entered into agreements to obtain external sources of liquidity.  In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at annual rate of the prime rate as published in The Wall Street Journal from time to time plus 3%, which was approximately 7.00-10.00% per annum.  The line of credit was unsecured, and renews automatically on an annual basis subsequent to March 2008 with the same interest rate term which is payable on or around the 15th each month.  The Company had an unpaid principal balance of $90,000 at March 31, 2010 and December 31, 2009.  In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the line of credit.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  On February 18, 2009, the agreement was revised to agreeing that the Company will repay $1,000 of principal plus accrued unpaid interest each month for 11 consecutive months starting February 15, 2009, $2,000 of principal plus accrued unpaid interest each month for 7 consecutive months starting January 15, 2010, and $253,553 on August 31, 2010 as one principal and interest payment.  On February 17, 2010, due to the tight cash flows from the plummeting sales and in order to preserve liquidity, the Company negotiated with East West Bank on revising the terms of the loan to agreeing that the Company will repay $1,500 of principal plus accrued unpaid interest each month starting March 2010 and $254,195 on August 31, 2010 as one principal and interest payment.  Total unpaid principal balance of the business loan and the line of credit at March 31, 2010 and December 31, 2009 was $262,019 and $266,019, respectively.  The business loan had a personal guaranty provided by the President & Chief Executive Officer of the Company, and was collateralized by the Company’s inventory, chattel paper, accounts, equipment and general tangibles, as well as a property jointly owned by the President & Chief Executive Officer and the Secretary of the Company.  This loan is not subject to covenants that may restrict the availability of the funds.  We are current in our repayment obligations as of July 26, 2010.  In February 2008, the Company entered into a revolving credit agreement with a Bank of America.  The credit agreement provides for borrowings up to $92,500.  The adjusted interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  Total principal owed at March 31, 2010 and December 31, 2009 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.

The Company may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder and Chief Executive Officer of the Company has orally pledged to provide financing to the company should it require additional funds.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources. There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive. The accompanying financial statements have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for a reasonable period of time. As of March 31, 2010, the conditions discussed above have created uncertainty about the Company's ability to continue as a going concern.  Any necessary additional funds from the largest shareholder and Chief Executive Officer of the Company should include also the consideration of satisfying our obligations under the legal settlement discussed on page 18.  The amount of the legal settlement on page 18 called for a total of $29,000 to be fully paid from the period of February 2010 to March 2012.

Due to the continuous slow-down as observed in the Company’s business and as part of our cost reduction policy, the Company does not expect to incur more than $1,500 in capital expenditures for repairing or replacing aging fixed assets in the following twelve months.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months. Management is taking actions to address the company's financial condition and deteriorating liquidity position.  These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles.  Specifically, the company has facilitated new designs for smaller size wheels in the 17” range to fit smaller cars.  Management believes that by expanding into this market, it can capitalize on consumer demand and drive revenue growth.  In an effort to mitigate freight charges, Mizati is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse.  This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing.  Management believes that this can be a key driver of expansion into new markets and revenues.  Due to the deteriorating cash flows and continuous slow-down of sales, in addition to the February 17, 2010 extension as stated above, the Company has also commenced the negotiation with East West Bank to revise and further extend the terms on the repayment of $254,195 due in August 2010 under the business loan, providing that the Company has been repaying principals and interests based on the terms previously modified and agreed upon.

Results of Operations for the year Ended December 31, 2009 as compared to the year Ended December 31, 2008:

We present the table below to show how the operating results have changed for the year ended December 31, 2009 and 2008. Next to each period’s results of operations, we provide the relevant percentage of total revenues for comparing the relative change in revenues and expenses.

	For the years ended December 31,
	2009		2008
Sales:	$601,618	100%	$2,431,544	100%
Cost of sales	557,304	93	1,861,353	77
Gross profit	44,314	7	570,191	23
Selling, general and administrative expenses
Loss on sale of land and building held for sale	-	-	160,504	7
Salaries and wages	206,368	34	180,127	6
Professional services	320,066	53	449,412	18
Rent	141,380	24	317,378	13
Impairment of intangible assets	-	-	4,211	-
Rent expense accrued for litigation settlement	29,000	5	-	-
Marketing expense accrued for litigation settlement	12,000	2	-	-
Others	174,636	29	406,950	17
Total	883,450	147	1,518,582	62
Loss from operations	(839,136)	-140	(948,391)	-39
Net other expense	(88,732)	-15	(306,153)	-13
Income tax	(800)	-	-	-
Net Loss	$(928,668)	-155	$(1,254,544)	- 52

Comparison of the years Ended December 31, 2009 and 2008

Sales.    Sales decreased $1,829,926 or 75% to $601,618 in the year ended December 31, 2009, compared to $2,431,544 for the year ended December 31, 2008.  The decrease in sales is primarily attributable to a significant decrease in sales volume triggered by a sustained cyclical downturn in the economy.  Demand for aftermarket wheels has slowed as consumers’ purchasing power has weakened.  In addition, we were undergoing huge price pressure from our competitors in the year of 2009, which had adverse impact on our sales price.  Approximately $0.2 million of the total decrease in sales was attributable to price reduction in 2009, and $1.6 million of the total decrease in sales was attributable to decline in sales volume.

Gross Profit.     As a percentage of revenue, gross margin decreased to 7% in the year of 2009 as compared to 23% during the year of 2008. The decrease of gross margin was mainly caused by the further price cut of our products in order to compete with our rivals as well as clearing out our slow-moving items at 30% below cost.  The additional reserve in the amount of $23,818 on inventory slow-moving and obsolete items for the year ended December 31, 2009 also caused the decrease in gross margin.  The additional inventory reserve was a result of more product types aging in our inventory for approximately a year with none or limited sales activities.

Selling, General and Administrative Expenses.   Selling, general and administrative expenses ("SG&A") consist principally of professional services, rent expenses, loss on sale of land and building held for sale, and other general corporate activities.  The amount decreased by $635,132 or 42% from $1,518,582 for the year of 2008 to $883,450 for the year of 2009.  As a percentage of sales, our SG&A increased to 147% for the year of 2009, compared to 62% for the prior year.  The decrease in the balance of SG&A was primarily due to the following:

(1)
The Company incurred a loss on sale of building for $160,504 in 2008 as compared to $0 in 2009.  In June and September 2008, the Company sold the two buildings and its corresponding land owned by the Company with net book value of $2,530,661 at a total price of $2,670,000, resulting in net proceeds of $2,370,158 after closing costs and incurred a loss of $160,504 on the sale.

(2)
Decrease of $129,346 in professional services from $449,412 for the year of 2008 to $320,066 for the year of 2009, or a 29% decrease.  Such decrease was mainly due to significantly reduced investor relation service fees and legal fees in 2009 as part of the Company’s cost reduction strategy.

(3)
Decrease of $175,998 in rent expense from $317,378 for the year of 2008 to $141,380 for the year of 2009, or a 55% decrease.  In March 2009, corresponding to the Company’s cash flow management strategy and the expectation of lower demand for warehouse space, the Company terminated the prior lease contract for approximately 33,400 square feet of office and warehouse space, and moved to the current location which occupies 8,460 square feet of total space.  Monthly rent expense was reduced from $28,232 per month to $6,430 per month accordingly.  On February 18, 2009, Mission BP, LLC, the landlord of the old location, filed a complaint against the Company for unlawful detainer, and was settled by forfeiting the security deposit of $56,464 to Mission BP, LLC which was recorded as “Rent expenses” on the statement of operations in 2009.  On June 3, 2009, Mission BP, LLC filed another complaint against the Company for alleged damage for breach of lease, and was settled at $29,000 with $12,000 payable in 2010 and the remaining due in 2011 and 2012 (see Note 15).  The Company recorded the $29,000 as “Rent expenses accrued for litigation settlement” on the statement of operations in 2009.

(4)
Decrease of $232,314 in “others” from $406,950 for the year of 2008 to $174,636 for the year of 2009, a 57% decrease.  The decrease was primarily attributable to the Company’s cost reduction strategy, resulting in decreases in show expenses by $39,965 from $42,334 in 2008 to $2,369 in 2009; advertising expenses by $61,004 from $62,244 in 2008 to $1,240 in 2009; credit card expenses by $23,963 from $28,263 in 2008 to $4,300 in 2009;.property taxes from $15,146 in 2008 to $0 in 2009; utilities by $11,312 from $16,218 in 2008 to $4,906 in 2009; other office expense by $9,668 from $9,851 in 2008 to $183 in 2009; and other expenses from $72,980 in 2008 to $0 in 2009 mainly due to write-off of $26,500 subscription receivable in 2008 and reduction in other miscellaneous operating expenses.

The above decreases were partially offset by increase in bad debt expense by $33,711 from $20,590 in 2008 to $54,301 in 2009.  As a result of the economy downturn continued in the U.S. during the year 2009, the Company observed longer aging in its accounts receivables and increase in customer account balances with payment difficulties.  The Company is considering making adjustments to its current credit policies weighing between sales volume and trouble accounts.

For the year 2009, the Company also recorded $29,000 rent expense accrued for litigation settlement with BP LLC on the 2nd litigation with BP LLC that the Company was sued for breaching the lease agreement, and $12,000 marketing expense accrued for litigation settlement with KXOL for unpaid invoice for commercial advertisement performed by KXOL (see Note 15).

Loss from Operations.    Loss from operations decreased $109,255 or 12%, to ($839,136) for the year of 2009 compared to ($948,391) for the prior year.  As a percentage of sales, loss from operations increased to 140% for the year of 2009, as compared to 39% for the prior year.  The increase in loss from operations was primarily due to the decrease in sales, partially offset by the decrease in SG&A as discussed above.

Net Other Expense.    Net other expense decreased $217,421 or 71%, to $88,732 for the year of 2009 compared to $306,153 for the prior year.  The decrease in net other expense was primarily due to the decrease in interest expense after paying off mortgages and certain loan balances.

Liquidity and Capital Resources

The following summarizes the key components of the Company's cash flows for the years ended December 31,

	2009	2008
Net cash used in operating activities	$(43,772)	$(270,001)
Net cash provided by investing activities	-	2,370,158
Net cash used in financing activities	(12,711)	(1,997,193)
Net increase (decrease) in cash	$(56,483)	$102,964

The Company’s net cash used in operating activities was adversely affected by net loss of ($928,668) in the year of 2009 and ($1,254,544) in the year of 2008.  The significant decrease in our sales also resulted in decline in our accounts receivable balance comparing the year of 2009 to the prior year.  As a result, $43,772 of net cash was used in operating activities during the year of 2009 as compared to $270,001 for the prior year.

Additionally, we had a working capital deficit of $2,335,140 as of December 31, 2009 compared to $1,734,756 as of December 31, 2008.  As we expand our distributor base, we believe that our cash requirements will increase. In order to sustain these needs, we entered into agreements to obtain external sources of liquidity.  In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at annual rate of the prime rate as published in The Wall Street Journal from time to time plus 3%, which was approximately 7.00-10.00% per annum for the years ended December 31, 2009 and 2008.  The line of credit was unsecured, and renews automatically on an annual basis subsequent to March 2008 with the same interest rate term which is payable on or around the 15th each month.  The Company had an unpaid principal balance of $90,000 at December 31, 2009 and December 31, 2008.  In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the line of credit.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  On February 18, 2009, the agreement was revised to agreeing that the Company will repay $1,000 of principal plus accrued unpaid interest each month for 11 consecutive months starting February 15, 2009, $2,000 of principal plus accrued unpaid interest each month for 7 consecutive months starting January 15, 2010, and $253,553 on August 31, 2010 as one principal and interest payment.  On February 17, 2010, due to the tight cash flows from the plummeting sales and in order to preserve liquidity, the Company negotiated with East West Bank on revising the terms of the loan to agreeing that the Company will repay $1,500 of principal plus accrued unpaid interest each month starting March 2010 and $254,195 on August 31, 2010 as one principal and interest payment.  Total unpaid principal balance of the business loan and the line of credit at December 31, 2009 and 2008 was $266,019 and $278,019, respectively.  The business loan had a personal guaranty provided by the President & Chief Executive Officer of the Company, and was collateralized by the Company’s inventory, chattel paper, accounts, equipment and general tangibles, as well as a property jointly owned by the President & Chief Executive Officer and the Secretary of the Company.  This loan is not subject to covenants that may restrict the availability of the funds.  In February 2008, the Company entered into a revolving credit agreement with a Bank of America.  The credit agreement provides for borrowings up to $92,500. The adjusted interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points. Total principal owed at December 31, 2009 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

The accompanying financial statements have been prepared under the assumption that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.

The Company may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder and Chief Executive Officer of the Company has orally pledged to provide financing to the company should it require additional funds.  Any necessary additional funds from the largest shareholder and Chief Executive Officer of the Company should include also the consideration of satisfying our obligations under the legal settlement discussed on page 18.  The amount of the legal settlement on page 18 called for a total of $29,000 to be fully paid from the period of February 2010 to March 2012.

Due to the continuous slow-down as observed in the Company’s business and as part of our cost reduction policy, the Company does not expect to incur more than $1,500 in capital expenditures for repairing or replacing aging fixed assets in the following twelve months.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources. There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive. The accompanying financial statements have been prepared assuming the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for a reasonable period of time. As of December 31, 2009, the conditions discussed above have created uncertainty about the Company's ability to continue as a going concern.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months. Management is taking actions to address the company's financial condition and deteriorating liquidity position.  These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles.  Specifically, the company has facilitated new designs for smaller size wheels in the 17” range to fit smaller cars.  Management believes that by expanding into this market, it can capitalize on consumer demand and drive revenue growth.  In an effort to mitigate freight charges, Mizati is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse.  This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing.  Management believes that this can be a key driver of expansion into new markets and revenues.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Material Commitments

In January 2008, we entered into a lease contract with Mission BP, LLC, under which we will lease approximately 33,400 square feet of office and warehouse space located in Pomona, California.   The lease contract provided a term of 60 months, commencing in March 2008 and ending February 2013.  Rental obligations will be payable on a monthly basis.  In March, 2009, the Company terminated the lease and entered into settlement with Mission BP, LLC.  Two litigations were filed by Mission BP, LLC after the termination as stated in Note 15 of the financial statements for December 31, 2009.

Immediately after terminating the lease with Mission BP, LLC, in March 2009, the Company assumed a three-month sublease from Zonet USA Corporation for 8,460 square feet of office and warehouse space located in Walnut, California.  The sublease contract commenced in April 2009 and ended in June 2009.  As required and in conjunction with the sublease, the Company entered into a lease agreement with Bayport Harrison Associates, LP for the same location commencing July 2009 and ending September 2012.  Such change corresponds to the Company’s cash flow management strategy, which will better preserve spending in operating expenses and increase available capital in inventory purchase, marketing, and other revenue-generating activities.

Future minimum lease payments due subsequent to March 31, 2010 under all non-cancelable operating leases for the next five years are as follows:

As of March 31,	Amount
2010	$72,082
2011	73,941
2012	33,840
2013	-
2014	-
Thereafter	-

Total minimum lease payments	$179,863

Purchase of Significant Equipment

We do not intend to purchase any significant equipment during the next twelve (12) months.

ITEM 3. DESCRIPTION OF PROPERTY.

We maintain our current principal office at 19929 Harrison Ave., Walnut, CA 91789. Our telephone number at this office is (909) 839-5118. Our current space consists of approximately 8,460 square feet of office and warehouse space that is leased by the Company.  Prior to relocating to the current address in March 2009, our principal office was located at Pomona, California.

Before moving to our previous office location in Pomona, California, the Company owned a facility in Walnut, California including land and two buildings which were elected to be held for sale in early 2008.  In February 2008, the Company relocated its principal office from Walnut, California to Pomona, California.  In June and September 2008, the Company sold the two buildings and its corresponding land with net carrying value of $2,530,661 for $2,670,000 (resulting in net proceeds of $2,370,156 after closing costs) and incurred a loss of ($160,505) on the sale.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

(a)  Security ownership of certain beneficial owners.

The following table sets forth, as of July 12, 2010, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

Name and Address	Shares of Common Stock		Percentage of Class (5)

Hazel Chu (1)	675,132	(2)	43.637%
19929 Harrison Avenue
Walnut, CA 91789

Quynh Phan (3)	48,262	(4)	3.119%
19929 Harrison Avenue
Walnut, CA 91789

Hsun-Ching Chuang (6)	250,000		16.159%
3F No. 15 Lane 102
SEC 2 Mingde Road
Tucheng City, Taipei

(1)	Hazel Chu is the President and Director of the Company.
(2)
Includes all shares with respect to which Ms. Chu has the right to acquire beneficial ownership.  Ms. Chu cancelled 63,817 shares (or 2,552,698 shares prior to the reverse stock-split on June 11, 2010) on May 11, 2010 pursuant to the administrative error occurred in 2008 (see Note 12), which reduced her percentage of beneficial ownership to 43.637% subsequent to the cancellation of shares.

(3)	Quynh Phan is the Secretary of the Company.
(4)	Includes all shares with respect to which Ms. Phan has the right to acquire beneficial ownership.
(5)	Based on 1,547,162 shares of common stock outstanding as of July 12, 2010 subsequent to the reverse stock-split on June 11, 2010.
(6)	Hsun-Ching Chuang is the major shareholder of Max Fung Trading Co., Ltd.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

(a)  Identification of Directors and Executive Officers.

Our officers and sole director are as follows:

Name	Age	Position

Hazel Chu	49	Founder, President, Chief Executive Officer and Chief Financial Officer
Quynh Phan	43	Secretary

Ms. Hazel Chu is the Company’s Founder, President, Chief Executive Officer and Chief Financial Officer.  Prior to founding the Company in 2001, Hazel gained managerial experience working for an importer and wholesaler of automotive goods.  Ms. Chu received a degree in Accounting from California State University, Los Angeles. Ms. Chu has served on the Company’s board of directors since January, 2001.

Quynh Phan serves as Mizati’s corporate secretary.  She has worked as a systems analyst for over fifteen years in both the private and public sectors, including the Company, the City of Los Angeles, and other private entities.  Ms. Phan has played a fundamental role in creating the network and communication structure for the Company since she joined the Company in 2001.  She has implemented an efficient logistics system that allows our sales department to place orders with our manufacturing partners in China with minimal lag time, and established our inventory management system.  She also has been working for City of Los Angeles for the past 5 years in the capacity of “senior system analyst”.  Her job function mainly included to deal to new software understanding, to support certain department with software issues, and to support certain hardware co-ordination. She has a computer science degree from Cal State University in Los Angeles, California.

(b)  Significant Employees.  None.

(c)  Family Relationships. None.

(d)  Involvement in Certain Legal Proceedings. There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of Registrant during the past five years.

(e) The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate.  The Company intends to continue to search for a qualified individual for hire.

ITEM 6. EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hazel Chu,	2008	$34,615	-		-	-	-	34,615
President, CEO and CFO (1)	2009	120,000						120,000

Quynh Phan,	2008	-	-		-	-	-	0
Secretary	2007	-						0

(1)	Refer to Employment Contract as described below.

Currently, Mizati does not have a qualified retirement plan in place.  The Company will eventually implement a 401(k) plan for eligible employees.

Compensation of Directors

The members of the board of directors do not receive any compensation for being members of the board of directors.

Employment Contract

Since March 1, 2006, Hazel Chu, our Chief Executive Officer of Miazti has had an oral employment contract with the Company for a salary of up to $240,000 per year. Based on the financial condition of the Company, Ms. Chu agrees to receive smaller portion of the salary; therefore, Ms. Chu was paid $9,800 in 2009 and $34,615 in 2008, with $110,200 and $0 recorded as accrued expense as of December 31, 2009 and 2008, respectively.  Ms. Chu will continue to adjust her annual salary based on the Company’s operation results without harming its cash flows.

We do not have employment contract with Ms. Quynh Phan.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since March 1, 2006, Hazel Chu, our Chief Executive Officer of Mizati has had an oral employment contract with the Company which provided for a salary of up to $240,000 per year. Based on the financial condition of the Company, Ms. Chu agrees to receive smaller portion of the salary; therefore, Ms. Chu was paid $9,800 in 2009 and $34,615 in 2008, with $110,200 and $0 recorded as accrued expense as of December 31, 2009 and 2008, respectively.  Ms. Chu will continue to adjust her annual salary based on the Company’s operation results without harming its cash flows.

On January 13, 2006, January 18, 2006, and January 18, 2008, Company’s President and Chief Executive Officer loaned the Company $300,000, $123,300, $60,000, respectively, in exchange for promissory notes for a period of ten (10) years, bearing interest at various floating interest rates from 0% to 10% per annum.  The Company recorded interest expense of $3,737 and $7,125 on these notes for the three months ended March 31, 2010 and 2009.  The total unpaid principal balance was $382,601 as of March 31, 2010 and December 31, 2009, respectively.

In February 2009, the President and CEO of the Company verbally assigned $100,000 of the debt owed to her by the Company, to Mr. Hsun-Ching Chuang, the major shareholder of Max Fung Trading Co., Ltd. for repaying a personal loan she was obligated to Mr. Chuang.  Mr. Chuang agreed to accept the Company’s common shares in repaying such debt.  Mr. Chuang was a non-related party prior to accepting the shares in payment of the loan.  On February 11, 2009, the Company issued 125,000 common shares at $0.80 per share (or 5,000,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $100,000 to Mr. Chuang.  The balance of loan from the President and CEO of the Company was reduced by $100,000 accordingly.

On July 09, 2008, 621,185 shares were issued to Ms. Chu at $0.00016 per share in the period between the two stock-splits (or 2,525 shares at $0.04 per share prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010), which was the fair market value on the date of issuance.  The total value of such shares was $99.39.  These shares were issued to compensate Ms. Chu for her services provided to the Company.

On July 30, 2009, due to an administrative error in 3,572 shares initially intended to be issued to our original thirteen shareholders for professional and administrative services previously provided to the Company, which turned into 878,761 shares (or 35,150,433 shares prior to the reverse stock-split on June 11, 2010) due to a 9840.546697 for 1 forward stock-split that mistakenly occurred earlier than scheduled (see Note 12).  Our President & CEO cancelled and returned 546,663 shares (or 21,866,527 shares prior to the reverse stock-split on June 11, 2010) to the Company on July 30, 2009 and additional 63,818 shares (or 2,552,698 shares prior to the reverse stock-split on June 11, 2010) on May 11, 2010 with no consideration being exchanged.

ITEM 8. LEGAL PROCEEDINGS.

On February 2, 2009, Spanish Broadcasting System Inc. aka Spanish Broadcasting Systems, Inc. dba KXOL adba KXOL Latino 96.3 FM (the “Plaintiff”), filed a complaint in the Los Angeles County Superior Court, Beverley Hills Courthouse for reasonable value, account stated, and open book account for commercial advertisement performed by KXOL, seeking damages of $12,200, with interest thereon at the rate of ten percent (10%) per annum from October 28, 2007.  The Company disputed Plaintiff’s entitlement to amounts claimed and instructed the Company’s legal counsel to contest the action, while concurrently pursuing opportunities for reasonable settlement.  On March 17, 2009, judgment was entered against the Company.  The Company settled the judgment for the principal amount of $12,000, with the Plaintiff waiving its claims for attorney’s fees, interest and costs.  The $12,000 was recorded as other payable on the balance sheet as of March 31, 2010 and December 31, 2009, and “Marketing expense accrued for litigation settlement” on the statement of operations for the year ended December 31, 2009.

On February 20, 2009, Dare Wheel Manufacturing Co., Ltd. (the “Plaintiff”), one of the Company’s major vendors in China, filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for open book account, account stated, and goods, wares and merchandise, seeking damages of $716,900, with interest thereon at the rate of ten percent (10%) per annum from March 10, 2008.  On April 15, 2009, defendant removed the state court action to the United States District Court for the Central District of California.  On December 14, 2009, the United States District Court for the Central District of California issued a dismissal without prejudice.  The dismissal without prejudice was granted by the court to allow the Plaintiff to proceed with the action in a proper forum.  It is highly uncertain regarding whether the plaintiff would choose to pursue this claim in another forum.  As of December 31, 2009, the $716,900 was equivalent to the accounts payable owed to the Plaintiff as recorded on the balance sheet, and was already recorded in inventory cost which therefore did not impact the statement of operations for the year then ended.

On February 18, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for unlawful detainer, for base rent of $25,725.70, additional rent of $4,027.14, holdover damages of $991.76 per day, and for attorneys’ fees and costs.  The Company disputed Plaintiff’s right to unlawful detainer on the grounds that it had billed for and collected additional rent in violation of the terms of the lease.  The case went to trial on March 25, 2009, at which time the Company entered into settlement with Plaintiff as follows:

1.	The Company stipulated to restitution of the premises to Plaintiff on or before April 3, 2009.
2.
The Company agreed to waive any rights to its security deposit of $56,463.70, and Plaintiff agreed to apply such security deposit to unpaid rent and holdover damages incurred by Plaintiff in the action.  The $56,463.70 security deposit forfeited was charged through rent expense for the year ended December 31, 2009 accordingly.

3.	The parties agreed that the settlement was without prejudice to other claims either party may have relating to the tenancy.

The settlement was a favorable resolution for the Company as it allowed it to apply its security deposit to rent due, and to relocate and replace an above-market lease with a substantially more economical lease.

On June 3, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for alleged damage for breach of lease in the amount of $41,038, and for attorney’s fees and costs according to proof.  This case is subject to a conditional settlement that calls for a dismissal of the case no later than May 15, 2012.  The total value of the settlement is $29,000.  An initial payment of $2,000 is due on February 28, 2010.  The settlement calls for the remainder to be paid in increments of no less than $1,000 due at the end of each month for twenty-three (23) consecutive months, starting on March 31, 2010 and concluding February 28, 2012.  Additionally, there is a $4,000 balloon payment due March 31, 2012 upon the conclusion of payments on February 28, 2012.  This balloon payment will be discounted if the final payment is made prior to February 28, 2011.  The discount shall be $200 for number of months between the early final payment date and the date of February 2012 and the adjusted payment shall be paid the month following the actual final payment date.  In the event of default on a payment by more than 3 days, the Company shall be liable for $41,038 less previous payments and subject to the maximum rate of interest allowed by law.  Currently we are in compliance with the payment arrangements.  Our first payment of $2,000 was made on February 16, 2010 before it was due on February 28, 2010.  We paid $1,000 each month on the following dates: March 29, April 26, May 31, and June 28, 2010.  The $29,000 was recorded as “Rent expense accrued for litigation settlement” on the statement of operations for the year ended December 31, 2009, and other payable on the balance sheet as of December 31, 2009, with $12,000 due within one year recorded under current liabilities and $17,000 due over one year recorded under long-term liabilities.  As of March 31, 2010, $12,000 due within one year was recorded in Other Payable under current liabilities and $14,000 due over one year was recorded under long-term liabilities.

Other than stated above, there are no material pending legal proceedings to which the Registrant is a party or as to which any of its property is subject, and no such proceedings are known to the Registrant to be threatened or contemplated against it.

ITEM 9. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.  The Company's Common Stock is not trading on any stock exchange; however, the Company’s stock has quoted on “pinksheets” under symbol “MZTA.PK” since March 23, 2007.  The Company’s Common Stock was not traded until September 2008 and is thinly traded since September 2008. The quarterly high and low prices for the Company’s Common Stock on pinksheets.com are set forth as follows (the following prices have not reflected the effect of the reserve stock-split on June 11, 2010):

MZTA.PK
Quarter	High	Low
Q2 2009	$0.0035	$0.0004
Q3 2009	0.0060	0.0005
Q4 2009	0.0060	0.0005
Q1 2010	0.0050	0.00063

The prices above reflect inter-dealer prices, without retail mark up, mark down, or commission and may not necessarily represent actual transactions.

(b) Holders.  As of July 12, 2010, we had 49 shareholders of common stock.

(c) Dividends. The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant's business.

(d) Equity Compensation Plan Information.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights. (a)	Weighted Average exercise price of outstanding options, warrants and rights. (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)

Equity Compensation Plans Approved by Security Holders	0	N/A	100,000 Common Stock Options and 100,000 shares of Common Stock reserved thereunder.
Equity Compensation Plans not approved by Security Holders	0	N/A	0

The Company has adopted a 2008 Stock Option Plan and reserved 4,000,000 shares for issuance thereunder.  Due to a recent reverse stock split on July 12, 2010, the 4,000,000 shares for issuance has been reversed to 100,000 shares for issuance thereunder.

(e) Amount of Common Equity which could be sold pursuant to Securities Act Rule 144 is 198,350 shares as of July 12, 2010.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.

23 founders’ shares were issued to company President and CEO, Hazel Chu, on January 29, 2001 at $0.04 per share (or 900 shares at $0.001 prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010). On July 9, 2008, an additional 621,185 shares were issued to Ms. Chu at $0.00016 per share in the period between the two stock-splits (or 2,525 shares at $0.04 per share prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010), which was fair market value on the date of issuance. These shares were issued to compensate Ms. Chu for her services provided to the Company.

On March 14, 2006, Mizati Luxury Alloy Wheels, Inc. effected a limited private offering of securities to seven purchasers. The Company sold 12,977 shares of Common Stock to those purchasers at a purchase price of $8.1298 per share (or 527,500 shares at $0.20 per share prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) for a total of $105,500. Additionally, on March 14, 2006, Mizati Luxury Alloy Wheels, Inc. issued 3,998 shares of Common Stock at $8.1298 per share for an aggregate amount of $32,500 (or 162,500 shares at $0.20 per share prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) to nine individuals, in exchange for full recourse promissory notes. Each loan has an interest rate of 8% per annum and a three year pay-off period.

In December 2007, the Company issued 12,301 shares (or 500,000 shares prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) of common stock to a consultant, Aware Capital Consultants, for consulting agreement entered into December 2007. These services include prospecting for future financing, viral marketing, and networking. All shares were valued at $8.1298 per share (or $0.20 per share prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010), the selling price of the Company’s common stock in the most recent private placement. The aggregate value of the shares was $100,000 and charged to professional expenses when the shares were issued.

On July 24, 2008, the Company issued 878,761 common shares at $0.00016 per share which occurred in the period between the two stock-splits in 2008 (or 3,572 shares at $0.039 per share prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010) to the thirteen original shareholders for professional and administrative services previously provided to the Company, including 621,185 common shares (or 2,525 shares prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010, or 25,250,000 shares prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) to our President and CEO Hazel Chu for $99.39.

In February 2008, the Company entered into a service agreement verbally with an individual, a non-related party, for designing five to eight sets of new wheels from which the Company selected two final sets for molding. The designs and molding should be completed prior to October 2008. Compensation for these services was agreed at $60,000 that shall be paid in cash or the Company’s common shares upon completion of work. On or around October 27, 2008, the new designs and molding of wheels were completed. On October 27, 2008, the Company issued 48,000 common shares at $0.80 per share (or 1,920,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date the works were completed (the measurement date), or a total value of $38,400 to compensate the vendor. Such amount was recorded through professional expense, and the remaining $21,600 was recorded as accrued expense. On February 5, 2009, the Company issued 27,000 common shares at $0.80 per share (or 1,080,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the same fair market value as on the date the works were completed, or a total value of $21,600 to compensate the vendor and payoff the remaining balance.

In February 2009, the Company entered into a service agreement verbally with two individuals for designing twelve to sixteen sets of new wheels prior to August 2009, from which the Company will select four final sets for molding, although molding is not included in the service for this time. Compensation for such designing service was agreed at $96,000 in total which shall be paid in the Company’s common shares upon entering into the agreement. Those two individuals are also shareholders of the Company, each of which owned 0.00056% and 0.00053% of the Company’s common shares, respectively prior to such agreement. On February 11, 2009, the Company issued a total of 120,000 common shares (or 4,800,000 common shares prior to the reverse stock-split on June 11, 2010), with one received 62,500 shares (or 2,500,000 shares prior to the reverse stock-split on June 11, 2010) and the other received 57,500 shares (or 2,300,000 shares prior to the reverse stock-split on June 11, 2010), at $0.80 per share (or $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $96,000 upon entering into the agreement. Although there were no sufficiently large disincentives for nonperformance as set forth in the agreement, the equity award granted to the two individuals performing the services was fully vested and nonforfeitable on the date the parties entered into the contract. The $96,000 was recorded as a prepayment which will be expensed upon the completion of works. Immediately after the share issuances, the two individuals owned 2.90% and 2.67% of the Company’s common shares, respectively.

In February 2009, the Company entered into a service agreement verbally with an individual, a non-related party, for searching and identifying at least five new wheel manufacturers for the Company during the period from March 2009 to December 2009. Compensation for such service was agreed at $40,000 which shall be paid in the Company’s common shares upon entering into the agreement. On February 11, 2009, the Company issued 50,000 common shares at $0.80 per share (or 2,000,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $40,000 upon entering into the agreement. Although there were no sufficiently large disincentives for nonperformance as set forth in the service agreement, the equity award granted to the party performing the services was fully vested and nonforfeitable on the date the parties entered into the contract. The $40,000 was initially recorded as prepaid expense and the total amount was fully amortized during the year ended December 31, 2009.

In February 2009, the President and CEO of the Company verbally assigned $100,000 of the debt owed to her by the Company, to Mr. Hsun-Ching Chuang, the major shareholder of Max Fung Trading Co., Ltd. for repaying a personal loan she was obligated to Mr. Chuang. Mr. Chuang agreed to accept the Company’s common shares in repaying such debt. Mr. Chuang was a non-related party prior to accepting the shares in payment of the loan. On February 11, 2009, the Company issued 125,000 common shares at $0.80 per share (or 5,000,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $100,000 to Mr. Chuang. The balance of loan from the President and CEO of the Company was reduced by $100,000 accordingly.

Also in February 2009, the Company entered into a written service agreement with Mr. Chuang for services of searching new investors and funding resources for the Company during the period from March 2009 to March 2012. Compensation for such service was agreed at $100,000 which shall be paid in the Company’s common shares upon entering into the agreement. Both parties agreed that the shares issued should be returned to the Company without recourse for nonperformance of the services. On February 11, 2009, the Company issued 125,000 shares at $0.80 per share (or 5,000,000 shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of performance commitment, upon entering into the agreement. As agreed, 50,000 shares (or 2,000,000 shares prior to the reverse stock-split on June 11, 2010) should be returned to the Company if the amount of new funding through such service is less than $150,000 by the end of the service period, whereas all 125,000 shares should be returned to the Company if less than $120,000. Immediately after the above two share issuances, Mr. Chuang owned 11.59% of the Company’s common shares. The $100,000 was initially recorded as prepaid expense, of which $8,333 and $30,556 was expensed during the first quarter of 2010 and the year ended December 31, 2009, leaving the remaining $61,111 and $69,444 recorded in the prepayment as of March 31, 2010 and December 31, 2009, respectively.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

ITEM 11. DESCRIPTION OF SECURITIES.

(a) Common and Preferred Stock

The Company is authorized by its Articles of Incorporation to issue an aggregate of 205,000,000 shares of capital stock, of which 200,000,000 are shares of common stock, par value $0.0001 per share (the "Common Stock") and 5,000,000 are shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). As of July 12, 2010, 1,547,162 shares of Common Stock and zero shares of Preferred Stock were issued and outstanding, respectively.

(1) Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

(2) Preferred Stock

Our Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 317 of the California Corporations Code provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys' fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's articles of incorporation, bylaws, agreement, and a vote of shareholders or disinterested directors or otherwise.

The California Corporations code permits a corporation to provide in its articles of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	Any breach of the director's duty of loyalty to the corporation or its shareholders;
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	Payments of unlawful dividends or unlawful stock repurchases or redemptions; or
•	Any transaction from which the director derived an improper personal benefit.

Our bylaws provide for the maximum indemnification of our officers and directors permitted under California law.

ITEM 13. Financial Statements (see index to financial statements)

MIZATI LUXURY ALLOY WHEELS, INC.
INDEX TO FINANCIAL STATEMENTS
March 31, 2010

F-1

MIZATI LUXURY ALLOY WHEELS, INC.
BALANCE SHEETS

	March 31, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$68,423	$97,460
Accounts receivable, net of allowance for doubtful account of $98,636	3,006	8,179
Prepaid expenses and other current assets	63,111	71,444
Inventory, net	154,628	142,743
Total Current Assets	289,168	319,826

Property and Equipment, net	8,048	8,570
Intangible Assets, net	-	-
Other Assets	6,977	6,977

TOTAL ASSETS	$304,193	$335,373

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	$1,643,664	$1,620,000
Accrued expenses	209,972	162,947
Line of credit	444,019	448,019
Other payable	24,000	24,000
Notes payable-current portion	400,000	400,000
Total Current Liabilities	2,721,655	2,654,966

Long Term Liabilities
Advance from related party	382,601	382,601
Other liabilities	15,607	20,215
Total Long Term Liabilities	398,208	402,816

Total Liabilities	3,119,863	3,057,782

STOCKHOLDERS' DEFICIT
Preferred stocks; $0.0001 par value, 5,000,000 shares authorized and 0 share issued and outstanding	-	-
Common stocks; $0.0001 par value, 200,000,000 shares authorized, and 1,610,887 shares issued and outstanding, respectively	161	161
Additional paid in capital	775,719	775,719
Subscription receivable	(6,000)	(6,000)
Accumulated deficit	(3,585,550)	(3,492,289)
Total Stockholders' Deficit	(2,815,670)	(2,722,409)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$304,193	$335,373

The accompanying notes are an integral part of these financial statements.

F-2

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	For The Three Months Ended
	March 31,	March 31,
	2010	2009

NET REVENUE	$109,704	$253,271

COST OF GOODS SOLD	62,992	181,235

GROSS PROFIT	46,712	72,036

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Salaries and wages	41,177	13,316
Professional services	36,694	53,183
Rent expenses	21,584	91,253
Other selling, general and administrative expenses	18,615	41,464
Total Selling, General and Administrative Expenses	118,070	199,216

LOSS FROM OPERATIONS	(71,358)	(127,180)

OTHER EXPENSE
Interest expense, net of income	(21,903)	(21,631)
Total Other Expense	(21,903)	(21,631)

Income tax	-	-

NET LOSS	$(93,261)	$(148,811)
NET LOSS PER BASIC AND DILUTED SHARES	$(0.06)	$(0.08)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,610,887	1,960,683

The accompanying notes are an integral part of these financial statements.

F-3

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Three Months Ended
	March 31,	March 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(93,261)	$(148,811)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,522	2,365
Shares issued for services performed	-	9,556
Security deposits surrendered for rent expense	-	56,464
Change in assets and liabilities:
Decrease (increase) in accounts receivable	5,173	(20,489)
Decrease (increase) in prepaid expense and other current assets	8,333	(18,612)
Decrease in inventory	(11,885)	173,644
Increase in other assets	-	(6,768)
Increase (decrease) in accounts payable	23,664	(151,896)
Increase (decrease) in accrued expenses and other liabilities	42,417	(15)
Total adjustments	70,224	44,249
Net Cash Used In Operating Activities	(23,037)	(104,562)

Cash flows from investing activities:
Acquisition of fixed assets	(2,000)	-
Net Cash Used in Investing Activities	(2,000)	-

Cash flows from financing activities:
Repayment of lines of credit	(4,000)	-
Repayments of notes payable	-	(3,000)
Net Cash Used in Financing Activities	(4,000)	(3,000)

Net Decrease in Cash and Cash Equivalents	(29,037)	(107,562)
Cash and Cash Equivalents-Beginning of Period	97,460	153,943
Cash and Cash Equivalents-Ending of Period	$68,423	$46,381

Supplemental Disclosures
Income taxes paid	$-	$-
Interest paid	$22,055	$21,713

Supplemental Disclosures of Non-cash Financing Activity Shares issued for debt repayment	$-	100,000

The accompanying notes are an integral part of these financial statements.

F-4

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Mizati Luxury Alloy Wheels, Inc (referred to herein as the Company, we, our or us) was organized under the laws of the State of California in calendar year 2001.  The Company is a designer, importer and wholesaler of custom alloy wheels for passenger cars, sport utility vehicles, and light trucks.  The Company currently markets and distributes three separate and unique brands of luxury wheels, Mizati®, Hero(TM), and Zati(TM) through a network of 307 distributors.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  The Company had accumulated deficit of $(3,585,550) and $(3,492,289) as of March 31, 2010 and December 31, 2009, including net losses of $(93,261) and $(148,811) for the three months ended March 31, 2010 and 2009, respectively.  In addition, current liabilities exceeded current assets by $2,432,487 and $2,335,140 at March 31, 2010 and December 31, 2009, respectively.  These factors indicate that the Company may not be able to continue its business in the future.  The Company finances its operations by short term and long term bank borrowings with more reliance on the use of short-term borrowings as the corresponding borrowing costs are lower compared to long-term borrowings.  There can be no assurance that such borrowings will be available to the company in the future.

In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at annual rate of the prime rate as published in The Wall Street Journal from time to time plus 3%, which was approximately 7.00-10.00% per annum for the years ended December 31, 2009 and 2008.  The line of credit was unsecured, and renews automatically on an annual basis subsequent to March 2008 with the same interest rate term which is payable on or around the 15th each month.  The Company had an unpaid principal balance of $90,000 at March 31, 2010 and December 31, 2009.  In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the previous line of credit, with extra proceeds of $40,000 upon execution of the loan agreement.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  On February 18, 2009, the agreement was revised to agreeing that the Company will repay $1,000 of principal plus accrued unpaid interest each month for 11 consecutive months starting February 15, 2009, $2,000 of principal plus accrued unpaid interest each month for 7 consecutive months starting January 15, 2010, and $253,533 on August 31, 2010 as one principal and interest payment.  On February 17, 2010, due to the tight cash flows from the plummeting sales and in order to preserve liquidity, the Company negotiated with East West Bank on revising the terms of the loan to agreeing that the Company will repay $1,500 of principal plus accrued unpaid interest each month starting March 2010 and $254,195 on August 31, 2010 as one principal and interest payment.  Total unpaid principal balance of the business loan and the line of credit at March 31, 2010 and December 31, 2009 was $262,019 and $266,019, respectively.  This loan is not subject to covenants that may restrict the availability of the funds.  In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  Total unpaid principal balance at March 31, 2010 and December 31, 2009 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

F-5

The Company may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder and Chief Executive Officer of the Company has orally pledged to provide financing to the company should it require additional funds.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources.  There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive.  Any necessary additional funds from the largest shareholder and Chief Executive Officer of the Company should include also the consideration of satisfying our obligations under the legal settlement discussed on page 18.  The amount of the legal settlement on page 18 called for a total of $29,000 to be fully paid from the period of February 2010 to March 2012.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months.  Management is taking actions to address the company's financial condition and deteriorating liquidity position.  These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles.  Specifically, the company plans to develop a smaller sized wheel in the 17” range to fit smaller cars.  Management believes that by expanding into this market, it can capitalize on consumer demand and drive revenue growth.  In an effort to mitigate freight charges, the Company is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse.  This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing.  Management believes that this can be a key driver of expansion into new markets and revenues.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the interim periods are not necessarily indicative of the results for any future period.  These statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 2009.  The results of the three-month period ended March 31, 2010 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2010.

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.  We assess the collectability of our accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

F-6

Inventories

Inventories are comprised of finished goods held for sale.  We record inventories at the lower of cost or market value, with cost generally determined on a moving-average basis.  We establish inventory reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions.  If actual demand and market conditions are less favorable than those projected by management, additional inventory reserves could be required.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to thirty-nine years.  Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining term of the lease or the estimated useful life of the asset.  Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Reclassifications

Certain comparative amounts have been reclassified to conform to the current period's presentation.

Revenue Recognition

We recognize product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured.  We recognize revenue for product sales upon transfer of title to the customer.  Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement.  Shipping documents and the completion of any customer acceptance requirements, when applicable, are used to verify product delivery or that services have been rendered. We assess whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We record reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on historical sales returns, analysis of credit memo data, and other factors known at the time. Historically these amounts have not been material.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial assets and liabilities measured at fair value

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157(ASC 820) Fair Value Measurements. This Statement defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157(ASC 820). This Staff Position delays the effective date of SFAS No. 157(ASC 820) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157(ASC 820) had no effect on the Company's financial position or results of operations.

F-7

Share-Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which replaces SFAS No. 123 and supersedes APB Opinion No. 25.  SFAS No. 123(R) is now included in ASC 718 “Compensation – Stock Compensation”.  Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services.  Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”).  SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies.  SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods.  On April 14, 2005, the SEC adopted a new rule amending the compliance of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Concentration of Credit Risk

The credit risk on liquid funds is limited because the majority of the counterparties are banks with high credit-ratings assigned by international credit-rating agencies and state-owned banks with good reputation.

The Company’s management monitors both vendor and customer concentration figures.  For the three months ended March 31, 2010, three customers accounted for 20%, 9%, and 9% of sales, respectively while one supplier accounted for 100% of purchases.  For the three months ended March 31, 2009, two customers accounted for 22% and 12% of sales while two suppliers accounted for 63% and 37% of purchases.

Deferred Taxes

We utilize the liability method of accounting for income taxes.  We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized.  In assessing the need for a valuation allowance, we consider all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance.  As a result of our cumulative losses, we have concluded that a full valuation allowance against our net deferred tax assets is appropriate.

In July 2006 the FASB issued FIN 48(ASC 740-10), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109(ASC 740), which requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements.  Under FIN 48(ASC 740-10), tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings.  Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

As a result of the implementation of FIN 48 (ASC 740-10), the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48 (ASC 740-10).  The Company recognized no material adjustments to liabilities or stockholders’ equity in lieu of the implementation.  The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

F-8

Income Taxes

The Company determined that due to its continuing operating losses, no income tax liabilities existed at March 31, 2010 and December 31, 2009.

Long Lived Assets

We account for the impairment and disposition of long-lived assets which consist primarily of intangible assets with finite lives and property and equipment in accordance with FASB Statement No. 144 (ASC 360), Accounting for the Impairment or Disposal of Long-Lived Assets. We periodically review the recoverability of the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable.  Recoverability of these assets is determined by comparing the forecasted future undiscounted net cash flows from operations to which the assets relate, based on our best estimates using the appropriate assumptions and projections at the time, to the carrying amount of the assets.  If the carrying value is determined not to be recoverable from future operating cash flows, the assets are deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the assets.  Based upon management’s assessment, there was no impairment at March 31, 2010 and December 31, 2009.

Intangible Assets

The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles.  If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Contingencies

From time to time we are involved in disputes, litigation and other legal proceedings.  We prosecute and defend these matters aggressively.  However, there are many uncertainties associated with any litigation, and we cannot assure you that these actions or other third party claims against us will be resolved without costly litigation and/or substantial settlement charges.  We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated.  However, the actual liability in any such disputes or litigation may be materially different from our estimates, which could result in the need to record additional costs.

Advertising Costs

We expense advertising costs as incurred.  Advertising expenses were $0 and $2,427 for the three months ended March 31, 2010 and 2009, respectively.

Net Loss per Common Share

Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.  Diluted net loss per share reflects the potential dilution of securities by including common stock equivalents, such as stock options, stock warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive.  At March 31, 2010 and December 31, 2009, there were no potentially dilutive securities.

F-9

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued ASC 105 (previously SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("GAAP") - a replacement of FASB Statement No. 162), which will become the source of authoritative accounting principles generally accepted in the United States recognized by the FASB to be applied to nongovernmental entities.  The Codification is effective in the third quarter of 2009, and accordingly, all subsequent reporting will reference the Codification as the sole source of authoritative literature.  The Company does not believe that this will have a material effect on its financial statements.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued.  It is effective for interim and annual periods ending after June 15, 2009.  There was no material impact upon the adoption of this standard on the Company’s financial statements.

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”) , which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.  SFAS 166 is effective for fiscal years beginning after November 15, 2009.  The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity.  These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary.  The Company does not believe this pronouncement will impact its financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value.  These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets.  If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach.  These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009 and did not have a significant impact on our financial statements.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition – Multiple Deliverable Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 updates the existing multiple-element revenue arrangements guidance currently included in FASB ASC 605-25.  The revised guidance provides for two significant changes to the existing multiple-element revenue arrangements guidance.  The first change relates to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting.  This change will result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral.  The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  Together, these changes will result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance.  This guidance also expands the disclosures required for multiple-element revenue arrangements.  The Company does not believe that this will have a material effect on its financial statements.

F-10

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31, 2010	December 31, 2009
Accounts receivable	$101,642	$106,815
Allowance for doubtful accounts	(98,636)	(98,636)

Accounts receivable, net	$3,006	$8,179

The Company had net accounts receivable of $3,006 and $8,179 at March 31, 2010 and December 31, 2009, respectively.  These amounts are net of allowance for doubtful accounts of $98,636 as of March 31, 2010 and December 31, 2009, respectively.

NOTE 6 – INVENTORIES

Inventories at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31, 2010	December 31, 2009
Finished goods	$181,459	$214,192
Reserve for slow-moving and obsolete inventories	(26,831)	(71,449)

Inventories, net	$154,628	$142,743

The Company had inventories of $154,628 and $142,743 at March 31, 2010 and December 31, 2009, respectively.  Included in these balances at March 31, 2010 and December 31, 2009 are reserves for slow-moving and obsolete inventory of $26,831 and $71,449, respectively.

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009	Useful Lives
Automobiles	$25,676	$25,676	5 years
Furniture and fixtures	16,897	16,897	10 years
Software	10,735	10,735	3 years
Office Equipment	2,000	-	3 years
	55,308	53,308
Less: Accumulated depreciation	(47,260)	(44,738)

Property and equipment, net	$8,048	$8,570

Depreciation expense related to property and equipment amounted to $2,522 and $2,365 for the three months ended March 31, 2010 and 2009, respectively.

NOTE 8 – INTANGIBLE ASSETS

Intangible assets as of March 31, 2010 and December 31, 2009 consisted of the following:

	March 31, 2010	December 31, 2009
Patents and trademarks	$7,540	$7,540
Less: Accumulated amortization	(3,329)	(3,329)
Less: Reserve for impairment	(4,211)	(4,211)

Intangible assets, net	$-	$-

F-11

The Company’s patents and trademarks were assessed to have an average useful life of 233 months from the date of initial acquisition.  In the Company’s annual impairment analysis for the fiscal year 2008, the Company concluded that due to negative economic circumstances surrounding our industry and business, the intangible assets were determined to have no value and were fully written off at December 31, 2008.  No change was made to the intangible assets accounts during the current period.

NOTE 9 – LINES OF CREDIT

Lines of credit consisted of the following at March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
(a) Line of credit, Citibank	$90,000	$90,000
(b) Line of credit, East West Bank	262,019	266,019
(c) Line of credit, Bank of America	92,000	92,000
Total	$444,019	$448,019

(a) In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at annual rate of the prime rate as published in The Wall Street Journal from time to time plus 3%.  The line of credit was unsecured, and renews automatically on an annual basis subsequent to March 2008 with the same interest rate term which is payable on or around the 15th each month.  The Company had an unpaid principal balance of $90,000 at March 31, 2010 and December 31, 2009.

(b) In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest was payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the line of credit, with extra proceeds of $40,000 upon execution of the loan agreement.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point. On February 18, 2009, the agreement was revised to agreeing that the Company will repay $1,000 of principal plus accrued unpaid interest each month for 11 consecutive months starting February 15, 2009, $2,000 of principal plus accrued unpaid interest each month for 7 consecutive months starting January 15, 2010, and $253,533 on August 31, 2010 as one principal and interest payment.  On February 17, 2010, due to the tight cash flows from the plummeting sales and in order to preserve liquidity, the Company negotiated with East West Bank on revising the terms of the loan to agreeing that the Company will repay $1,500 of principal plus accrued unpaid interest each month starting March 2010 and $254,195 on August 31, 2010 as one principal and interest payment.  Total unpaid principal balance of the business loan and the line of credit at March 31, 2010 and December 31, 2009 was $262,019 and $266,019, respectively.  The business loan had personal guaranty provided by the President & Chief Executive Officer of the Company, and was collateralized by a property jointly owned by the President & Chief Executive Officer and the Secretary of the Company.  This loan is not subject to covenants that may restrict the availability of the funds.

(c) In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  Under the terms of the credit agreement, the interest rate was 10.5% per annum upon execution of the agreement.  The interest is adjusted every January 1, April 1, July 1, and October 1.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  The loan had a personal guaranty from the President and Chief Executive Officer of the Company, as well as the Company’s assets, with an expiration date in February 2015.  Total unpaid principal balance at March 31, 2010 and December 31, 2009 was $92,000.

F-12

NOTE 10 – NOTES PAYABLE

Notes payable consist of the following at March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
(a) Note payable, individual loan	$400,000	$400,000
Total notes payable	$400,000	$400,000

In December 2007, the Company entered into a promissory note with a private individual.  The promissory note for $200,000 has a term of 12 months, automatically renews annually, is unsecured and bears interest at 10% per annum.  In July 2008, the Company borrowed another $200,000 from this individual that is unsecured with the same term, and bears interest at 12% per annum.  The loan balance was $400,000 at March 31, 2010 and December 31, 2009.

NOTE 11 – ADVANCES FROM RELATED PARTIES

On January 13, 2006, January 18, 2006, and January 18, 2008, Company’s President and Chief Executive Officer loaned the Company $300,000, $123,300, $60,000, respectively, in exchange for promissory notes for a period of ten (10) years, bearing interest at various floating interest rates from 0% to 10% per annum.  The Company recorded interest expense of $3,737 and $7,125 on these notes for the three months ended March 31, 2010 and 2009.  The total unpaid principal balance was $382,601 as of March 31, 2010 and December 31, 2009.

Future maturities due under notes payable from related parties as of March 31, 2010 are as follow

As of March 31,	Amount
2011	$-
2012	-
2013	-
2014	-
2015	-
Thereafter	382,601

Total future maturities	$382,601

NOTE 12 – STOCKHOLDERS’ DEFICIT

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

F-13

Preferred Stock

The Company’s Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors.  Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

Shares Issued in Lieu of Promissory Notes

In March 2006, the Company’s Board of Directors authorized the Company to sell and issue common shares 3,998 common shares at $8.1298 per share (or 162,500 shares at $0.20 per share prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) for an aggregate amount of $32,500.  Those shares were issued to nine of the Company’s officers and employees at that time, including 738 shares (or 30,000 shares prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) to the Secretary of the Company.  The purpose of those stock issuances was primarily to motivate employees and increase their loyalty to the Company by inviting them to participate into the Company’s equity and become shareholders.  The Company obtained three-year full recourse promissory notes bearing interest at 8.0% as consideration for the common shares issued which have been reflected as a stock subscription receivable at December 31, 2008.  As of December 31, 2008, no principal payments had been received on the promissory notes.  As of March 2009, except for the Secretary of the Company, the other eight employees were no longer with the Company.  After performing collection efforts, and even though the notes state that the undersigned parties of the notes agreed to remain bound notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder, due to the high uncertainty of payment collection from the eight former employees, the balance of $26,500 was written off and recorded as other expense for the year ended December 31, 2008.  In July 2009, the promissory note with the Secretary of the Company in the amount of $6,000 was renewed in writing and extended to March 1, 2012, and was recorded as subscription receivable as of March 31, 2010 and December 31, 2009.

Shares Issued for Service Performed

On July 24, 2008, the Company issued 878,761 common shares at $0.00016 per share which occurred in the period between the two stock-splits in 2008 (or 3,572 shares at $0.039 per share prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010) to the thirteen original shareholders for professional and administrative services previously provided to the Company.

In February 2008, the Company entered into a service agreement verbally with an individual, a non-related party, for designing five to eight sets of new wheels from which the Company selected two final sets for molding.  The designs and molding should be completed prior to October 2008.  Compensation for these services was agreed at $60,000 that shall be paid in cash or the Company’s common shares upon completion of work.  On or around October 27, 2008, the new designs and molding of wheels were completed.  On October 27, 2008, the Company issued 48,000 common shares at $0.80 per share (or 1,920,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date the works were completed (the measurement date), or a total value of $38,400 to compensate the vendor.  Such amount was recorded through professional expense for the year ended December 31, 2008, and the remaining $21,600 was recorded as accrued expense.  On February 5, 2009, the Company issued 27,000 common shares at $0.80 per share (or 1,080,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the same fair market value as on the date the works were completed, or a total value of $21,600 to compensate the vendor and payoff the remaining balance.

In February 2009, the Company entered into a service agreement verbally with two individuals for designing twelve to sixteen sets of new wheels prior to August 2009, from which the Company will select four final sets for molding, although molding is not included in the service for this time.  Compensation for such designing service was agreed at $96,000 in total which shall be paid in the Company’s common shares upon entering into the agreement.  Those two individuals are also shareholders of the Company, each of which owned 0.00056% and 0.00053% of the Company’s common shares, respectively prior to such agreement.  On February 11, 2009, the Company issued a total of 120,000 common shares (or 4,800,000 common shares prior to the reverse stock-split on June 11, 2010), with one received 62,500 shares (or 2,500,000 shares prior to the reverse stock-split on June 11, 2010) and the other received 57,500 shares (or 2,300,000 shares prior to the reverse stock-split on June 11, 2010), at $0.80 per share (or $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $96,000 upon entering into the agreement.  Although there were no sufficiently large disincentives for nonperformance as set forth in the agreement, the equity award granted to the two individuals performing the services was fully vested and nonforfeitable on the date the parties entered into the contract. Immediately after the share issuances, the two individuals owned 2.90% and 2.67% of the Company’s common shares, respectively.  The $96,000 was initially recorded as prepaid expense and the total amount was fully amortized during the year ended December 31, 2009 upon completion of the wheel designs.

F-14

In February 2009, the Company entered into a service agreement verbally with an individual, a non-related party, for searching and identifying at least five new wheel manufacturers for the Company during the period from March 2009 to December 2009.  Compensation for such service was agreed at $40,000 which shall be paid in the Company’s common shares upon entering into the agreement.  On February 11, 2009, the Company issued 50,000 common shares at $0.80 per share (or 2,000,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $40,000 upon entering into the agreement.  Although there were no sufficiently large disincentives for nonperformance as set forth in the service agreement, the equity award granted to the party performing the services was fully vested and nonforfeitable on the date the parties entered into the contract.  The $40,000 was initially recorded as prepaid expense and the total amount was fully amortized during the year ended December 31, 2009.

In February 2009, the President and CEO of the Company verbally assigned $100,000 of the debt owed to her by the Company, to Mr. Hsun-Ching Chuang, the major shareholder of Max Fung Trading Co., Ltd. for repaying a personal loan she was obligated to Mr. Chuang.  Mr. Chuang agreed to accept the Company’s common shares in repaying such debt.  Mr. Chuang was a non-related party prior to accepting the shares in payment of the loan.  On February 11, 2009, the Company issued 125,000 common shares at $0.80 per share (or 5,000,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $100,000 to Mr. Chuang.  The balance of loan from the President and CEO of the Company was reduced by $100,000 accordingly.

Also in February 2009, the Company entered into a written service agreement with Mr. Chuang for services of searching new investors and funding resources for the Company during the period from February 2009 to February 2012.  Compensation for such service was agreed at $100,000 which shall be paid in the Company’s common shares upon entering into the agreement.  Both parties agreed that the shares issued should be returned to the Company without recourse for nonperformance of the services.  On February 11, 2009, the Company issued 125,000 shares at $0.80 per share (or 5,000,000 shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of performance commitment, upon entering into the agreement.  As agreed, 50,000 shares (or 2,000,000 shares prior to the reverse stock-split on June 11, 2010) should be returned to the Company if the amount of new funding through such service is less than $150,000 by the end of the service period, whereas all 125,000 shares should be returned to the Company if less than $120,000.  Immediately after the above two share issuances, Mr. Chuang owned 11.59% of the Company’s common shares.  The $100,000 was initially recorded as prepaid expense, of which $8,333 and 30,556 was expensed during the first quarter of 2010 and the year ended December 31, 2009, leaving the remaining $61,111 and $69,444 recorded in the prepayment as of March 31, 2010 and December 31, 2009, respectively.

Stock Splits

For the purpose of better liquidity for the Company’s common shares, the Company’s Board of Directors approved an increase of its number of authorized common shares from 5,000 to 200,000,000 in February 2006 and changed the par value per share from $80.00 to $0.0001, immediately followed by a 30,000 for 1 forward stock-split.  A certificate of amended articles of incorporation was filed with the California Secretary of State stating the increased number of authorized common shares.

In June 2008, under the advice of the Company’s former securities legal counsel, given that the Company did not state the 30,000 for 1 forward stock-split in the aforementioned amended articles of incorporation filed with the California Secretary of State in February 2006, the Company should mitigate such seemingly administrative oversight by conducting a reverse stock-split to eliminate the effect of the 30,000 for 1 forward stock-split, immediately followed by a forward stock-split and corresponding corporate filings with the California Secretary of State stating these two splits, the result of which should not to affect shareholder stake or stock value.  It was believed that these two splits should complete the mitigation of the seemingly administrative oversight as stated above.

F-15

Therefore, on June 30, 2008, the Company’s Board of Directors approved a 1 for 10,000 reverse stock split for its common stocks.  As a result, stockholders of record at the close of business on June 30, 2008 received one (1) share of common stock for every ten thousand (10,000) shares held.  The Company issued shares in order to round up fractional shares resulting from the reverse split to the next higher whole number of shares.  Any such issuance did not constitute a sale pursuant to Section 2(3) of the Securities Act of 1933, as amended.

On July 24, 2008, the Company’s Board of Directors approved a 9,840.546697 for 1 forward stock split for its common stocks.  As a result, stockholders of record at the close of business on July 24, 2008 received 9,840.546697 shares of common stock for every one (1) share held.

The cumulative effect of those two stock-splits was a 1 for 0.9841 reverse split for the Company’s common stocks.  The purpose of these two stock-splits was intended to mitigate the seemingly administrative oversight as mentioned previously, but not to change the shareholder stake or stock value.

Management was subsequently advised otherwise that stating the 30,000 for 1 forward stock-split in the amended articles of incorporation was not a requirement in the State of California, thus such omission in the corporate filing did not affect the legitimacy and effectiveness of the 30,000 for 1 stock-split executed in February 2006 given that it was appropriately approved by the Company’s Board of Directors.

On June 11, 2010, the Company’s Board of Directors approved a 1 for 40 reverse stock-split for its common stocks as deemed for the best interests of the Company.  The total number of common shares outstanding has become 1,547,162 shares after the effectiveness of the reverse split.  The FINRA had processed and effectuated the reverse split at the open of business on July 12, 2010.

Common stocks, additional paid-in capital, number of shares and per share data for prior periods have been restated to reflect the stock splits as if they had occurred at the beginning of the earliest period presented.

Shares Cancelled

In October 2008, to ensure that the two stock-splits did not affect the shareholder stake, management conducted an analysis by comparing the numbers of shares of the original thirteen shareholders subsequent to the July 24, 2008 forward stock-split with their numbers of shares prior to the June 30, 2008 reverse stock-split, noting that an additional 842,403 shares (or 33,696,125 shares prior to the reverse stock-split on June 11, 2010) were added to the thirteen shareholders.  These additional shares were primarily resulting from the 878,761 shares issued to the thirteen shareholders at $0.00016 per share on July 24, 2008 (or 3,572 shares at $0.039 per share prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010).  The 3,572 shares were the number of shares initially intended to be issued immediately after the forward stock-split, but were processed and issued by our transfer agent prior to the split.  As a result, the 3,572 shares issued to the thirteen shareholders were affected by the forward stocks-split turning into 878,761 shares.

On October 1, 2008, the Company’s President & CEO sent out letters to those thirteen shareholders requesting that they return their corresponding numbers of shares to the Company, aggregating to the 842,403 shares (or 33,696,125 shares prior to the reverse stock-split on June 11, 2010) as stated above, including 610,481 shares (or 24,419,225 shares prior to the reverse stock-split on June 11, 2010) with our President & CEO.  On October 27, 2008, eight of the thirteen original shareholders cancelled and returned a total of 192,913 shares (or 7,716,538 shares prior to the reverse stock-split on June 11, 2010) to the Company without consideration being exchanged.  Our President & CEO cancelled and returned 546,663 shares (or 21,866,527 shares prior to the reverse stock-split on June 11, 2010) to the Company on July 30, 2009 and additional 63,818 shares (or 2,552,698 shares prior to the reverse stock-split on June 11, 2010) on May 11, 2010 with no consideration being exchanged.  The remaining 39,009 shares (or 1,560,362 shares prior to the reverse stock-split on June 11, 2010) are still unreturned from other shareholders. Our President & CEO will continue to remind and communicate with those shareholders for them to notify the transfer agent of share cancellation.

NOTE 13 – COMMITMENTS

Operating Leases

We lease office space, automobiles and equipment under non-cancelable operating leases, which expire at various dates through September, 2012.  Operating lease expenses was $21,584 and $91,253 for the three months ended March 31, 2010 and 2009, respectively.

F-16

New Facility Lease

In January 2008, we entered into a lease contract with Mission BP, LLC, under which we will lease approximately 33,400 square feet of office and warehouse space located in Pomona, California.  The lease contract provided a term of 60 months, commencing in March 2008 and ending February 2013.  Rental obligations will be payable on a monthly basis.  In March, 2009, the Company terminated the lease and entered into settlement with Mission BP, LLC.

Immediately after terminating the lease with Mission BP, LLC, in March 2009, the Company assumed a three-month sublease from Zonet USA Corporation for 8,460 square feet of office and warehouse space located in Walnut, California.  The sublease contract commenced in April 2009 and will end in June 2009.  As required and in conjunction with the sublease, the Company entered into a lease agreement with Bayport Harrison Associates, LP for the same location commencing July 2009 and ending September 2012.  Such change corresponds to the Company’s cash flow management strategy, which will better preserve spending in operating expenses and increase available capital in inventory purchase, marketing, and other revenue-generating activities.

Future minimum lease payments due subsequent to March 31, 2010 under all non-cancelable operating leases for the next five years are as follows:

As of March 31,	Amount
2011	$72,082
2012	73,941
2013	33,840
2014	-
2015	-
Thereafter	-

Total minimum lease payments	$179,863

NOTE 14 – CONTINGENCIES AND LITIGATION LIABILITIES

On February 2, 2009, Spanish Broadcasting System Inc. aka Spanish Broadcasting Systems, Inc. dba KXOL adba KXOL Latino 96.3 FM (the “Plaintiff”), filed a complaint in the Los Angeles County Superior Court, Beverley Hills Courthouse for reasonable value, account stated, and open book account for commercial advertisement performed by KXOL, seeking damages of $12,200, with interest thereon at the rate of ten percent (10%) per annum from October 28, 2007.  The Company disputed Plaintiff’s entitlement to amounts claimed and instructed the Company’s legal counsel to contest the action, while concurrently pursuing opportunities for reasonable settlement.  On March 17, 2009, judgment was entered against the Company.  The Company settled the judgment for the principal amount of $12,000, with the Plaintiff waiving its claims for attorney’s fees, interest and costs.  The $12,000 was recorded as other payable on the balance sheet as of March 31, 2010 and December 31, 2009, and “Marketing expense accrued for litigation settlement” on the statement of operations for the year ended December 31, 2009.

On February 20, 2009, Dare Wheel Manufacturing Co., Ltd. (the “Plaintiff”), one of the Company’s major vendors in China, filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for open book account, account stated, and goods, wares and merchandise, seeking damages of $716,900, with interest thereon at the rate of ten percent (10%) per annum from March 10, 2008.  On April 15, 2009, defendant removed the state court action to the United States District Court for the Central District of California.  On December 14, 2009, the United States District Court for the Central District of California issued a dismissal without prejudice.  The dismissal without prejudice was granted by the court to allow the Plaintiff to proceed with the action in a proper forum.  It is highly uncertain regarding whether the plaintiff would choose to pursue this claim in another forum.  As of March 31, 2010 and December 31, 2009, the $716,900 was equivalent to the accounts payable owed to the Plaintiff as recorded on the balance sheet, and was already recorded in inventory cost which therefore did not impact the statement of operations for the three months ended March 31, 2010.

F-17

On February 18, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for unlawful detainer, for base rent of $25,725.70, additional rent of $4,027.14, holdover damages of $991.76 per day, and for attorneys’ fees and costs.  The Company disputed Plaintiff’s right to unlawful detainer on the grounds that it had billed for and collected additional rent in violation of the terms of the lease.  The case went to trial on March 25, 2009, at which time the Company entered into settlement with Plaintiff as follows:

1.	The Company stipulated to restitution of the premises to Plaintiff on or before April 3, 2009.
2.
The Company agreed to waive any rights to its security deposit of $56,463.70, and Plaintiff agreed to apply such security deposit to unpaid rent and holdover damages incurred by Plaintiff in the action.  The $56,463.70 security deposit forfeited was charged through rent expense for the year ended December 31, 2009 accordingly.

3.	The parties agreed that the settlement was without prejudice to other claims either party may have relating to the tenancy.

The settlement was a favorable resolution for the Company as it allowed it to apply its security deposit to rent due, and to relocate and replace an above-market lease with a substantially more economical lease.

On June 3, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for alleged damage for breach of lease in the amount of $41,038, and for attorney’s fees and costs according to proof.  This case is subject to a conditional settlement that calls for a dismissal of the case no later than May 15, 2012.  The total value of the settlement is $29,000.  An initial payment of $2,000 is due on February 28, 2010.  The settlement calls for the remainder to be paid in increments of no less than $1,000 due at the end of each month for twenty-three (23) consecutive months, starting on March 31, 2010 and concluding February 28, 2012.  Additionally, there is a $4,000 balloon payment due March 31, 2012 upon the conclusion of payments on February 28, 2012.  This balloon payment will be discounted if the final payment is made prior to February 28, 2011.  The discount shall be $200 for number of months between the early final payment date and the date of February 2012 and the adjusted payment shall be paid the month following the actual final payment date.  In the event of default on a payment by more than 3 days, the Company shall be liable for $41,038 less previous payments and subject to the maximum rate of interest allowed by law.  The $29,000 was recorded as “Rent expense accrued for litigation settlement” on the statement of operations for the year ended December 31, 2009, and other payable on the balance sheet as of December 31, 2009, with $12,000 due within one year recorded under current liabilities and $17,000 due over one year recorded under long-term liabilities.  As of March 31, 2010, $12,000 due within one year was recorded in Other Payable under current liabilities and $14,000 due over one year was recorded under long-term liabilities.

F-18

MIZATI LUXURY ALLOY WHEELS, INC.
INDEX TO FINANCIAL STATEMENTS
December 31, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Mizati Luxury Alloy Wheels, Inc.:

We have audited the accompanying balance sheets of Mizati Luxury Alloy Wheels, Inc. (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, changes in stockhold’rs' deficit, and cash flows for the years then ended.  These financial statements are the responsibility of the Comp’ny's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mizati Luxury Alloy Wheels, Inc. as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As described in Note 2 of the financial statements, the Company has incurred recurring losses and has a stockholders’ deficit at December 31, 2009 and 2008.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan in regard to these matters is also described in Note 2 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As described in Note 16, subsequent to the issuance of the Company’s financial statements for December 31, 2009 and 2008 and our report thereon dated February 24, 2010 and March 31, 2009, respectively, the Company restated its statement of operations for the year ended December 31, 2009 to reclassify charges arising from two litigation settlements to operation expenses, and its balance sheet as of December 31, 2008 and statement of operations for the year then ended to record the write-off of subscription receivable and reclassification of interest expense.  Additionally, in the Company’s annual impairment analysis for the year ended December 31, 2008, the Company concluded that due to negative economic circumstances surrounding its industry and business, the intangible assets were determined to have no value and were fully written off at December 31, 2008.  Therefore, $4,211 of net intangible assets as previously reported as of December 31, 2008 was written off and charged to impairment for the year then ended; $3,823 of net intangible assets as previously reported as of December 31, 2009 was written off against accumulated deficit, and $388 amortization of intangible assets as previously reported was removed for the year ended December 31, 2009.  In our original reports, we expressed unqualified opinions on those financial statements, and our opinion on the restated financial statements, as expressed herein, remains unqualified.

/s/ KCCW Accountancy Corp
KCCW Accountancy Corp

Diamond Bar, California
February 24, 2010, except for Note 16, as to which the date is June 2, 2010

MIZATI LUXURY ALLOY WHEELS, INC.
BALANCE SHEETS

	December 31, 2009	December 31, 2008
	(Restated)	(Restated)
ASSETS

Current Assets
Cash and cash equivalents	$97,460	$153,943
Accounts receivable, net of allowance for doubtful accounts of $98,636 and $44,335	8,179	116,945
Prepaid and other current assets	71,444	2,001
Inventories	142,743	539,060
Total current assets	319,826	811,949

Property and Equipment, net	8,570	18,030
Intangible Assets, net	-	-
Other Assets	6,977	56,673

TOTAL ASSETS	$335,373	$886,652

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$1,620,000	$1,639,951
Accrued expenses	162,947	46,024
Lines of Credit	448,019	460,019
Other Payable	24,000	-
Notes payable	400,000	400,711
Total current liabilities	2,654,966	2,546,705

Long-Term Liabilities
Advances from related party	382,601	482,601
Other liabilities	20,215	8,687
Total long-term liabilities	402,816	491,288

Total Liabilities	3,057,782	3,037,993

Stockholders' Deficit
Preferred stock; $0.0001 par value, 5,000,000 shares authorized and 0 share issued and outstanding	-	-
Common stock; $0.0001 par value, 200,000,000 shares authorized, 1,610,887 and 1,710,550 shares issued and outstanding	162	172
Additional paid-in capital	775,718	418,108
Subscription receivable	(6,000)	(6,000)
Accumulated deficit	(3,492,289)	(2,563,621)

Total Stockholders' Deficit	(2,722,409)	(2,151,341)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$335,373	$886,652

The accompanying notes are an integral part of these financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF OPERATIONS

	For The Years Ended
	December 31,	December 31,
	2009	2008
	(Restated)	(Restated)

NET SALES	$601,618	$2,431,544

COST OF GOODS SOLD	557,304	1,861,353

GROSS PROFIT	44,314	570,191

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Professional services	320,066	449,412
Rent expenses	141,380	317,378
Rent expense accrued for litigation settlement	29,000	-
Marketing expense accrued for litigation settlement	12,000	-
Salaries and wages	206,368	180,127
Loss on sale of land and building held for sale	-	160,504
Impairment of intangible assets	-	4,211
Other selling, general and administrative expenses	174,636	406,950
Total Selling, General and Administrative Expenses	883,450	1,518,582

LOSS FROM OPERATIONS	(839,136)	(948,391)

OTHER INCOME (EXPENSE)
Other income	-	4,101
Other expense	-	(72,980)
Interest expense, net	(88,732)	(237,273)
Total Other Expenses	(88,732)	(306,152)

Income tax	800	-

NET LOSS	$(928,668)	$(1,254,544)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.50)	$(0.94)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1,875,911	1,336,018

The accompanying notes are an integral part of these financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Common Stock		Additional			Total
	Number		Paid-In	Subscription	Accumulated	Stockholders'
	Of Shares	Amount	Capital	Receivable	Deficit	Deficit

Balance, December 31, 2007	976,389	98	379,639	(32,500)	(1,309,077)	(961,840)

Common shares issued for services rendered	927,074	93	38,450	-	-	38,543

Common shares returned and cancelled	(192,913)	(19)	19	-	-	-

Write-off of subscription receivable	-	-	-	26,500	-	26,500

Net loss	-	-	-	-	(1,254,544)	(1,254,544)

Balance, December 31, 2008 (Restated)	1,710,550	172	418,108	(6,000)	(2,563,621)	(2,151,341)

Common shares issued for services rendered and to be rendered	322,000	32	257,568	-	-	257,600

Common shares issued for debt settlement	125,000	13	99,987	-	-	100,000

Common shares returned and cancelled	(546,663)	(55)	55	-	-	-

Net loss	-	-	-	-	(928,668)	(928,668)

Balance, December 31, 2009 (Restated)	1,610,887	$162	$775,718	$(6,000)	$(3,492,289)	$(2,722,409)

The accompanying notes are an integral part of these financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF CASH FLOWS

	For The Years Ended
	December 31,	December 31,
	2009	2008
	(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(928,668)	$(1,254,544)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services performed	166,555	38,544
Security deposits surrendered for rent expense	56,464	-
Depreciation and amortization	9,460	17,927
Bad debt expense	54,301	20,590
Loss on reserve for inventory valuation	31,120	40,329
Rent expense accrued for litigation settlement	29,000	-
Marketing expense accrued for litigation settlement	12,000	-
Write-off of subscription receivable	-	26,500
Loss on sale of land and buildings held for sale	-	160,504
Impairment of intangible assets	-	4,211
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	54,465	(62,989)
(Increase) decrease in prepaid expense and other current assets	(56,462)	50,373
Decrease in prepaid income taxes	-	53,891
Decrease in inventory	365,197	12,906
Decrease (increase) in other assets	49,696	(52,445)
(Decrease) increase in accounts payable	(19,951)	695,140
Increase in accrued expenses and other liabilities	133,051	29,062
Net cash used in operating activities from continued operations	(43,772)	(220,001)
Decrease in liabilities from discontinued operations	-	(50,000)
Net Cash Used In Operating Activities	(43,772)	(270,001)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of land and building held for sale	-	2,370,158
Net Cash Provided By Investing Activities	-	2,370,158

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received from borrowing under lines of credit	-	102,000
Repayment of lines of credit	(12,000)	(15,104)
Proceeds received from notes payable	-	200,000
Repayment notes payable	(711)	(9,274)
Proceeds received from mortgage on land and buildings held for sale	-	790,000
Repayment of mortgage on land and buildings held for sale	-	(2,990,171)
Proceeds received from notes and advance from related parties	-	60,000
Repayment of notes and advances from related parties	-	(134,644)
Net Cash Used in Financing Activities	(12,711)	(1,997,193)

NET INCREASE IN CASH AND CASH EQUIVALENTS	(56,483)	102,964

CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	153,943	50,979

CASH AND CASH EQUIVALENTS, ENDING OF THE YEAR	$97,460	$153,943

(Continued)
The accompanying notes are an integral part of these financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
STATEMENTS OF CASH FLOWS (CONTINUED)

	For The Years Ended
	December 31,	December 31,
	2009	2008
	(Restated)	(Restated)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash Paid During the Year for:
Income taxes	$800	$-
Interest paid – nonrelated parties	$67,941	$186,181
Interest paid – related party	$14,948	$15,627

SUPPLEMENTAL DISCLOSURES OF NON-CASH ACTIVITY
Shares issued for debt repayment	$100,000	$-

The accompanying notes are an integral part of these financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Mizati Luxury Alloy Wheels, Inc (referred to herein as the Company, we, our or us) was organized under the laws of the State of California in calendar year 2001.  The Company is a designer, importer and wholesaler of custom alloy wheels for passenger cars, sport utility vehicles, and light trucks.  The Company currently markets and distributes three separate and unique brands of luxury wheels, Mizati®, Hero(TM), and Zati(TM) through a network of 307 distributors.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Historically, the Company has incurred significant losses, and has not demonstrated the ability to generate sufficient cash flows from operations to satisfy its liabilities and sustain operations.  The Company had accumulated deficit of $3,492,289 and $2,563,621 as of December 31, 2009 and 2008, including net losses of $928,668 and $1,254,544 for the years ended December 31, 2009 and 2008, respectively.  In addition, current liabilities exceeded current assets by $2,335,140 and $1,734,756 at December 31, 2009 and 2008, respectively.  These factors indicate that the Company may not be able to continue its business in the future.  The Company finances its operations by short term and long term bank borrowings with more reliance on the use of short-term borrowings as the corresponding borrowing costs are lower compared to long-term borrowings.  There can be no assurance that such borrowings will be available to the company in the future.

In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at annual rate of the prime rate as published in The Wall Street Journal from time to time plus 3%, which was approximately 7.00-10.00% per annum for the years ended December 31, 2009 and 2008.  The line of credit was unsecured, and renews automatically on an annual basis subsequent to March 2008 with the same interest rate term which is payable on or around the 15th each month.  The Company had an unpaid principal balance of $90,000 at December 31, 2009 and December 31, 2008.  In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest is payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the previous line of credit, with extra proceeds of $40,000 upon execution of the loan agreement.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point.  On February 18, 2009, the agreement was revised to agreeing that the Company will repay $1,000 of principal plus accrued unpaid interest each month for 11 consecutive months starting February 15, 2009, $2,000 of principal plus accrued unpaid interest each month for 7 consecutive months starting January 15, 2010, and $253,533 on August 31, 2010 as one principal and interest payment.  On February 17, 2010, due to the tight cash flows from the plummeting sales and in order to preserve liquidity, the Company negotiated with East West Bank on revising the terms of the loan to agreeing that the Company will repay $1,500 of principal plus accrued unpaid interest each month starting March 2010 and $254,195 on August 31, 2010 as one principal and interest payment.  Total unpaid principal balance of the business loan and the line of credit at December 31, 2009 and 2008 was $266,019 and $278,019, respectively.  This loan is not subject to covenants that may restrict the availability of the funds.  In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  Total unpaid principal balance at December 31, 2009 and 2008 was $92,000.  This credit line is not subject to covenants that may restrict the availability of the funds.

The Company may in the future borrow additional amounts under new credit facilities or enter into new or additional borrowing arrangements. We anticipate that any proceeds from such new or additional borrowing arrangements will be used for general corporate purposes, including launching marketing initiatives, purchase inventory, acquisitions, and for working capital.  The largest shareholder and Chief Executive Officer of the Company has orally pledged to provide financing to the company should it require additional funds.

The Company may require additional funds and may seek to raise such funds though public and private financings or from other sources.  There is no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company or that any additional financing will not be dilutive.  Any necessary additional funds from the largest shareholder and Chief Executive Officer of the Company should include also the consideration of satisfying our obligations under the legal settlement discussed on page 18.  The amount of the legal settlement on page 18 called for a total of $29,000 to be fully paid from the period of February 2010 to March 2012.

The Company, taking into account the available banking facilities, internal financial resource, and its largest shareholder’s pledge, believes it has sufficient working capital to meet its present obligation for at least the next twelve months. Management is taking actions to address the company's financial condition and deteriorating liquidity position. These steps include adjusting the company’s product portfolio to cater to what management believes is a sustained shift in consumer demand for smaller, more fuel efficient vehicles. Specifically, the company plans to develop a smaller sized wheel in the 17” range to fit smaller cars. Management believes that by expanding into this market, it can capitalize on consumer demand and drive revenue growth. In an effort to mitigate freight charges, the Company is speaking to distributors in markets outside of California about the possibility of shipping products directly from the manufacturers to their warehouse. This would reduce our freight charges on long distance shipping orders and allow the company to offer more competitive pricing. Management believes that this can be a key driver of expansion into new markets and revenues.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable and other receivable are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed.  We assess the collectability of our accounts receivable based primarily upon the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventories

Inventories are comprised of finished goods held for sale.  We record inventories at the lower of cost or market value, with cost generally determined on a moving-average basis.  We establish inventory reserves for estimated obsolescence or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future demand and market conditions.  If actual demand and market conditions are less favorable than those projected by management, additional inventory reserves could be required.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets of three to thirty-nine years.  Leasehold improvements are amortized on a straight-line basis over the lesser of the remaining term of the lease or the estimated useful life of the asset.  Significant improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Reclassifications

Certain comparative amounts have been reclassified to conform to the current period's presentation.

Revenue Recognition

We recognize product revenue when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) our price to the customer is fixed or determinable and (iv) collection of the resulting accounts receivable is reasonably assured. We recognize revenue for product sales upon transfer of title to the customer. Customer purchase orders and/or contracts are generally used to determine the existence of an arrangement. Shipping documents and the completion of any customer acceptance requirements, when applicable, are used to verify product delivery or that services have been rendered. We assess whether a price is fixed or determinable based upon the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. We record reductions to revenue for estimated product returns and pricing adjustments in the same period that the related revenue is recorded. These estimates are based on historical sales returns, analysis of credit memo data, and other factors known at the time. Historically these amounts have not been material.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Financial assets and liabilities measured at fair value

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157(ASC 820) Fair Value Measurements. This Statement defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No. 157-2, Effective Date of FASB Statement No. 157(ASC 820). This Staff Position delays the effective date of SFAS No. 157(ASC 820) for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157(ASC 820) had no effect on the Company's financial position or results of operations.

Share-Based Payments

In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which replaces SFAS No. 123 and supersedes APB Opinion No. 25.  SFAS No. 123(R) is now included in ASC 718 “Compensation – Stock Compensation”.  Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees or independent contractors are required to provide services.  Share-based compensation arrangements include stock options and warrants, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”).  SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies.  SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods.  On April 14, 2005, the SEC adopted a new rule amending the compliance of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS 123.

Concentration of Credit Risk

The credit risk on liquid funds is limited because the majority of the counterparties are banks with high credit-ratings assigned by international credit-rating agencies and state-owned banks with good reputation.

The Company’s management monitors both vendor and customer concentration figures.  For the years ended December 31, 2009, two customers accounted for 23% and 15% of sales while one supplier accounted for 100% of purchases.  For the years ended December 31, 2008, one customer accounted for 15% of sales while two suppliers accounted for 54% and 42% of purchases.

Deferred Taxes

We utilize the liability method of accounting for income taxes.  We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized.  In assessing the need for a valuation allowance, we consider all positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance.  As a result of our cumulative losses, we have concluded that a full valuation allowance against our net deferred tax assets is appropriate.

In July 2006 the FASB issued FIN 48(ASC 740-10), Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109(ASC 740), which requires income tax positions to meet a more-likely-than-not recognition threshold to be recognized in the financial statements.  Under FIN 48(ASC 740-10), tax positions that previously failed to meet the more-likely-than-not threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

The application of tax laws and regulations is subject to legal and factual interpretation, judgment and uncertainty. Tax laws and regulations themselves are subject to change as a result of changes in fiscal policy, changes in legislation, the evolution of regulations and court rulings.  Therefore, the actual liability may be materially different from our estimates, which could result in the need to record additional tax liabilities or potentially reverse previously recorded tax liabilities or deferred tax asset valuation allowance.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

As a result of the implementation of FIN 48 (ASC 740-10), the company made a comprehensive review of its portfolio of tax positions in accordance with recognition standards established by FIN 48 (ASC 740-10). The Company recognized no material adjustments to liabilities or stockholders’ equity in lieu of the implementation. The adoption of FIN 48 did not have a material impact on the Company’s financial statements.

Income Taxes

The Company determined that due to its continuing operating losses, no income tax liabilities existed at December 31, 2009 and 2008.

Long Lived Assets

We account for the impairment and disposition of long-lived assets which consist primarily of intangible assets with finite lives and property and equipment in accordance with FASB Statement No. 144 (ASC 360), Accounting for the Impairment or Disposal of Long-Lived Assets. We periodically review the recoverability of the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Recoverability of these assets is determined by comparing the forecasted future undiscounted net cash flows from operations to which the assets relate, based on our best estimates using the appropriate assumptions and projections at the time, to the carrying amount of the assets. If the carrying value is determined not to be recoverable from future operating cash flows, the assets are deemed impaired and an impairment loss is recognized equal to the amount by which the carrying amount exceeds the estimated fair value of the assets. Based upon management’s assessment, there was no impairment at December 31, 2009 and 2008.

Intangible Assets

The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss.

Contingencies

From time to time we are involved in disputes, litigation and other legal proceedings. We prosecute and defend these matters aggressively. However, there are many uncertainties associated with any litigation, and we cannot assure you that these actions or other third party claims against us will be resolved without costly litigation and/or substantial settlement charges. We record a charge equal to at least the minimum estimated liability for a loss contingency when both of the following conditions are met: (i) information available prior to issuance of the financial statements indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and (ii) the range of loss can be reasonably estimated. However, the actual liability in any such disputes or litigation may be materially different from our estimates, which could result in the need to record additional costs.

Advertising Costs

We expense advertising costs as incurred. Advertising expenses were $3,717 and $107,081 for the years ended December 31, 2009 and 2008, respectively.

Net Loss per Common Share

Basic net loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share reflects the potential dilution of securities by including common stock equivalents, such as stock options, stock warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive. At December 31, 2009 and December 31, 2008, there were no potentially dilutive securities.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 4 – RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB issued ASC 105 (previously SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("GAAP") - a replacement of FASB Statement No. 162), which will become the source of authoritative accounting principles generally accepted in the United States recognized by the FASB to be applied to nongovernmental entities.  The Codification is effective in the third quarter of 2009, and accordingly, all subsequent reporting will reference the Codification as the sole source of authoritative literature.  The Company does not believe that this will have a material effect on its financial statements.

In June 2009, the FASB issued ASC 855 (previously SFAS No. 165, Subsequent Events), which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or available to be issued.  It is effective for interim and annual periods ending after June 15, 2009.  There was no material impact upon the adoption of this standard on the Company’s financial statements.

In June 2009, the FASB issued ASC 860 (previously SFAS No. 166, “Accounting for Transfers of Financial Assets”) , which requires additional information regarding transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets. SFAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.  SFAS 166 is effective for fiscal years beginning after November 15, 2009.  The Company does not believe this pronouncement will impact its financial statements.

In June 2009, the FASB issued ASC 810 (previously SFAS No. 167) for determining whether to consolidate a variable interest entity.  These amended standards eliminate a mandatory quantitative approach to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity in favor of a qualitatively focused analysis, and require an ongoing reassessment of whether an entity is the primary beneficiary.  The Company does not believe this pronouncement will impact its financial statements.

In August 2009, the FASB issued Accounting Standards Update (“ASU”) 2009-05, which amends ASC Topic 820, Measuring Liabilities at Fair Value, which provides additional guidance on the measurement of liabilities at fair value.  These amended standards clarify that in circumstances in which a quoted price in an active market for the identical liability is not available, we are required to use the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities, or quoted prices for similar liabilities when traded as assets.  If these quoted prices are not available, we are required to use another valuation technique, such as an income approach or a market approach.  These amended standards are effective for us beginning in the fourth quarter of fiscal year 2009 and did not have a significant impact on our financial statements.

In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition – Multiple Deliverable Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 updates the existing multiple-element revenue arrangements guidance currently included in FASB ASC 605-25.  The revised guidance provides for two significant changes to the existing multiple-element revenue arrangements guidance.  The first change relates to the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting.  This change will result in the requirement to separate more deliverables within an arrangement, ultimately leading to less revenue deferral.  The second change modifies the manner in which the transaction consideration is allocated across the separately identified deliverables.  Together, these changes will result in earlier recognition of revenue and related costs for multiple-element arrangements than under previous guidance.  This guidance also expands the disclosures required for multiple-element revenue arrangements.  The Company does not believe that this will have a material effect on its financial statements.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 5 – ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2009 and December 31, 2008 consisted of the following:

	December 31, 2009	December 31, 2008
Accounts receivable	$106,815	$161,280
Allowance for doubtful accounts	(98,636)	(44,335)

Accounts receivable, net	$8,179	$116,945

The Company had net accounts receivable of $8,179 and $116,945 at December 31, 2009 and December 31, 2008, respectively.  These amounts are net of allowance for doubtful accounts of $98,636 and $44,335 as of December 31, 2009 and December 31, 2008, respectively.

NOTE 6 – INVENTORIES

Inventories at December 31, 2009 and December 31, 2008 consisted of the following:

	December 31, 2009	December 31, 2008
Finished goods	$214,192	$579,390
Reserve for slow-moving and obsolete inventories	(71,449)	(40,330)

Inventories, net	$142,743	$539,060

The Company had inventories of $142,743 and $539,060 at December 31, 2009 and December 31, 2008, respectively. Included in these balances at December 31, 2009 and December 31, 2008 are reserves for slow-moving and obsolete inventory of $71,449 and $40,330, respectively.

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008	Useful Lives
Automobiles	$25,676	$25,676	5 years
Furniture and fixtures	16,897	16,897	10 years
Software	10,735	10,735	3 years
	53,308	53,308
Less: Accumulated depreciation	(44,738)	(35,278)

Property and equipment, net	$8,570	$18,030

Depreciation expense related to property and equipment amounted to $9,460 and $17,539 for the years ended December 31, 2009 and 2008, respectively.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 8 – INTANGIBLE ASSETS

Intangible assets as of December 31, 2009 and December 31, 2008 consisted of the following:

	December 31, 2009	December 31, 2008
Patents and trademarks	$7,540	$7,540
Less: Accumulated amortization	(3,329)	(3,329)
Less: Impairment write-off	(4,211)	(4,211)

Intangible assets, net	$-	$-

The Company’s patents and trademarks were assessed to have an average useful life of 233 months from the date of initial acquisition.  In the Company’s annual impairment analysis for the fiscal year 2008, the Company concluded that due to negative economic circumstances surrounding our industry and business, the intangible assets were determined to have no value and were fully written off at December 31, 2008.  No change was made to the intangible assets accounts during the current period.

NOTE 9 – LINES OF CREDIT

Lines of credit consisted of the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
(a) Line of credit, Citibank	$90,000	$90,000
(b) Line of credit, East West Bank	266,019	278,019
(c) Line of credit, Bank of America	92,000	92,000
Total	$448,019	$460,019

(a) In March 2006, the Company entered into an unsecured revolving credit agreement with Citibank.  The credit agreement provides for borrowings of up to $90,000.  Under the terms of the credit agreement, interest is payable monthly at annual rate of the prime rate as published in The Wall Street Journal from time to time plus 3%, which was approximately 7.00-10.00% per annum for the years ended December 31, 2009 and 2008.  The line of credit was unsecured, and renews automatically on an annual basis subsequent to March 2008 with the same interest rate term which is payable on or around the 15th each month.  The Company had an unpaid principal balance of $90,000 at December 31, 2009 and December 31, 2008.

(b) In April 2007, the Company entered into a revolving credit agreement with East West Bank.  The credit agreement provides for borrowings up to $1.0 million based on a maximum of 80% of accounts receivable balance plus 25% of inventory balance as collateral, as well as maintaining an effective tangible net worth of not less than $300,000 and a current ratio of not less than 1.0 to 1.  Under the terms of the credit agreement, interest was payable monthly at 8.00% per annum until April 2008.  At the end of April 2008, the Company and East West Bank entered into a business loan agreement to mature in August 2010 to pay off the remaining balance of the line of credit, with extra proceeds of $40,000 upon execution of the loan agreement.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 1.0 percentage point. On February 18, 2009, the agreement was revised to agreeing that the Company will repay $1,000 of principal plus accrued unpaid interest each month for 11 consecutive months starting February 15, 2009, $2,000 of principal plus accrued unpaid interest each month for 7 consecutive months starting January 15, 2010, and $253,533 on August 31, 2010 as one principal and interest payment.  Total unpaid principal balance of the business loan and the line of credit at December 31, 2009 and December 31, 2008 was $266,019 and $278,019, respectively.  The business loan had personal guaranty provided by the President & Chief Executive Officer of the Company, and was collateralized by a property jointly owned by the President & Chief Executive Officer and the Secretary of the Company.

(c) In February 2008, the Company entered into a revolving credit agreement with Bank of America.  The credit agreement provides for borrowings up to $92,500.  Under the terms of the credit agreement, the interest rate was 10.5% per annum upon execution of the agreement.  The interest is adjusted every January 1, April 1, July 1, and October 1.  The adjustable interest rate is a rate per annum equal to the Wall Street Journal Prime Rate plus 4.5 percentage points.  The loan had a personal guaranty from the President and Chief Executive Officer of the Company, as well as the Company’s assets, with an expiration date in February 2015.  Total unpaid principal balance at December 31, 2009 and December 31, 2008 was $92,000.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 10 – NOTES PAYABLE

Notes payable consist of the following at December 31, 2009 and December 31, 2008:

	December 31, 2009	December 31, 2008
(a) Note payable, automobile loan	$-	$711
(b) Note payable, individual loan	400,000	400,000
Total notes payable	$400,000	$400,711

(a) In January 2006, the Company entered into an auto loan agreement.  The loan was for $26,000 and is for payable in monthly installments of $713, including interest of 0% per annum for a period of 36 months from March 13, 2006 to March 13, 2009.  The loan balance was $0 and $711 at December 31, 2009 and December 31, 2008, respectively.

(b) In December 2007, the Company entered into a promissory note with a private individual.  The promissory note for $200,000 has a term of 12 months, automatically renews annually, is unsecured and bears interest at 10% per annum.  In July 2008, the Company borrowed another $200,000 from this individual that is unsecured with the same term, and bears interest at 12% per annum.  The loan balance was $400,000 at December 31, 2009 and December 31, 2008.

NOTE 11 – ADVANCES FROM RELATED PARTIES

On January 13, 2006, January 18, 2006, and January 18, 2008, Company’s President and Chief Executive Officer loaned the Company $300,000, $123,300, $60,000, respectively, in exchange for promissory notes for a period of ten (10) years, bearing interest at various floating interest rates from 0% to 10% per annum.  The Company recorded interest expense of $14,948 and $15,627 on these notes for the years ended December 31, 2009 and 2008.  The total unpaid principal balance was $382,601 and $482,601 as of December 31, 2009 and December 31, 2008, respectively.

Future maturities due under notes payable from related parties as of December 31, 2009 are as follow

As of December 31,	Amount
2010	$-
2011	-
2012	-
2013	-
2014	-
Thereafter	382,601

Total future maturities	$382,601

NOTE 12 – STOCKHOLDERS’ DEFICIT

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of the Company. All shareholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The shareholders do not have cumulative or preemptive rights.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Preferred Stock

The Company’s Articles of Incorporation authorizes the issuance of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors.  Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

Shares Issued in Lieu of Promissory Notes

In March 2006, the Company’s Board of Directors authorized the Company to sell and issue common shares 3,998 common shares at $8.1298 per share (or 162,500 shares at $0.20 per share prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) for an aggregate amount of $32,500.  Those shares were issued to nine of the Company’s officers and employees at that time, including 738 shares (or 30,000 shares prior to the reverse stock-split on June 30, 2008 and the reverse stock-split on June 11, 2010) to the Secretary of the Company.  The purpose of those stock issuances was primarily to motivate employees and increase their loyalty to the Company by inviting them to participate into the Company’s equity and become shareholders.  The Company obtained three-year full recourse promissory notes bearing interest at 8.0% as consideration for the common shares issued which have been reflected as a stock subscription receivable at December 31, 2008.  As of December 31, 2008, no principal payments had been received on the promissory notes.  As of March 2009, except for the Secretary of the Company, the other eight employees were no longer with the Company.  After performing collection efforts, and even though the notes state that the undersigned parties of the notes agreed to remain bound notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder, due to the high uncertainty of payment collection from the eight former employees, the balance of $26,500 was written off and recorded as other expense for the year ended December 31, 2008.  In July 2009, the promissory note with the Secretary of the Company in the amount of $6,000 was renewed in writing and extended to March 1, 2012, and was recorded as subscription receivable as of December 31, 2009.

Shares Issued for Service Performed

On July 24, 2008, the Company issued 878,761 common shares at $0.00016 per share which occurred in the period between the two stock-splits in 2008 (or 3,572 shares at $0.039 per share prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010) to the thirteen original shareholders for professional and administrative services previously provided to the Company.

In February 2008, the Company entered into a service agreement verbally with an individual, a non-related party, for designing five to eight sets of new wheels from which the Company selected two final sets for molding.  The designs and molding should be completed prior to October 2008.  Compensation for these services was agreed at $60,000 that shall be paid in cash or the Company’s common shares upon completion of work.  On or around October 27, 2008, the new designs and molding of wheels were completed.  On October 27, 2008, the Company issued 48,000 common shares at $0.80 per share (or 1,920,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date the works were completed (the measurement date), or a total value of $38,400 to compensate the vendor.  Such amount was recorded through professional expense for the year ended December 31, 2008, and the remaining $21,600 was recorded as accrued expense.  On February 5, 2009, the Company issued 27,000 common shares at $0.80 per share (or 1,080,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the same fair market value as on the date the works were completed, or a total value of $21,600 to compensate the vendor and payoff the remaining balance.

In February 2009, the Company entered into a service agreement verbally with two individuals for designing twelve to sixteen sets of new wheels prior to August 2009, from which the Company will select four final sets for molding, although molding is not included in the service for this time.  Compensation for such designing service was agreed at $96,000 in total which shall be paid in the Company’s common shares upon entering into the agreement.  Those two individuals are also shareholders of the Company, each of which owned 0.00056% and 0.00053% of the Company’s common shares, respectively prior to such agreement.  On February 11, 2009, the Company issued a total of 120,000 common shares (or 4,800,000 common shares prior to the reverse stock-split on June 11, 2010), with one received 62,500 shares (or 2,500,000 shares prior to the reverse stock-split on June 11, 2010) and the other received 57,500 shares (or 2,300,000 shares prior to the reverse stock-split on June 11, 2010), at $0.80 per share (or $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $96,000 upon entering into the agreement.  Although there were no sufficiently large disincentives for nonperformance as set forth in the agreement, the equity award granted to the two individuals performing the services was fully vested and nonforfeitable on the date the parties entered into the contract. Immediately after the share issuances, the two individuals owned 2.90% and 2.67% of the Company’s common shares, respectively.  The $96,000 was initially recorded as prepaid expense and the total amount was fully amortized during the year ended December 31, 2009 upon completion of the wheel designs.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

In February 2009, the Company entered into a service agreement verbally with an individual, a non-related party, for searching and identifying at least five new wheel manufacturers for the Company during the period from March 2009 to December 2009.  Compensation for such service was agreed at $40,000 which shall be paid in the Company’s common shares upon entering into the agreement.  On February 11, 2009, the Company issued 50,000 common shares at $0.80 per share (or 2,000,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $40,000 upon entering into the agreement.  Although there were no sufficiently large disincentives for nonperformance as set forth in the service agreement, the equity award granted to the party performing the services was fully vested and nonforfeitable on the date the parties entered into the contract.  The $40,000 was initially recorded as prepaid expense and the total amount was fully amortized during the year ended December 31, 2009.

In February 2009, the President and CEO of the Company verbally assigned $100,000 of the debt owed to her by the Company, to Mr. Hsun-Ching Chuang, the major shareholder of Max Fung Trading Co., Ltd., a non-related party, for repaying a personal loan she was obligated to Mr. Chuang.  Mr. Chuang agreed to accept the Company’s common shares in repaying such debt.  Mr. Chuang was a non-related party prior to accepting the shares in payment of the loan.  On February 11, 2009, the Company issued 125,000 common shares at $0.80 per share (or 5,000,000 common shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of issuance (the measurement date), or a total value of $100,000 to Mr. Chuang.  The balance of loan from the President and CEO of the Company was reduced by $100,000 accordingly.

Also in February 2009, the Company entered into a written service agreement with Mr. Chuang for services of searching new investors and funding resources for the Company during the period from February 2009 to February 2012. Compensation for such service was agreed at $100,000 which shall be paid in the Company’s common shares upon entering into the agreement.  Both parties agreed that the shares issued should be returned to the Company without recourse for nonperformance of the services.  On February 11, 2009, the Company issued 125,000 shares at $0.80 per share (or 5,000,000 shares at $0.02 per share prior to the reverse stock-split on June 11, 2010), the fair market value on the date of performance commitment, upon entering into the agreement.  As agreed, 50,000 shares (or 2,000,000 shares prior to the reverse stock-split on June 11, 2010) should be returned to the Company if the amount of new funding through such service is less than $150,000 by the end of the service period, whereas all 125,000 shares should be returned to the Company if less than $120,000.  Immediately after the above two share issuances, Mr. Chuang owned 11.59% of the Company’s common shares.  The $100,000 was initially recorded as prepaid expense, of which $30,556 was expensed during the year ended December 31, 2009, leaving the remaining $69,444 recorded in the prepayment as of December 31, 2009.

Stock Splits

For the purpose of better liquidity for the Company’s common shares, the Company’s Board of Directors approved an increase of its number of authorized common shares from 5,000 to 200,000,000 in February 2006 and changed the par value per share from $80.00 to $0.0001, immediately followed by a 30,000 for 1 forward stock-split.  A certificate of amended articles of incorporation was filed with the California Secretary of State stating the increased number of authorized common shares.

In June 2008, under the advice of the Company’s former securities legal counsel, given that the Company did not state the 30,000 for 1 forward stock-split in the aforementioned amended articles of incorporation filed with the California Secretary of State in February 2006, the Company should mitigate such seemingly administrative oversight by conducting a reverse stock-split to eliminate the effect of the 30,000 for 1 forward stock-split, immediately followed by a forward stock-split and corresponding corporate filings with the California Secretary of State stating these two splits, the result of which should not to affect shareholder stake or stock value.  It was believed that these two splits should complete the mitigation of the seemingly administrative oversight as stated above.

Therefore, on June 30, 2008, the Company’s Board of Directors approved a 1 for 10,000 reverse stock split for its common stocks.  As a result, stockholders of record at the close of business on June 30, 2008 received one (1) share of common stock for every ten thousand (10,000) shares held.  The Company issued shares in order to round up fractional shares resulting from the reverse split to the next higher whole number of shares.  Any such issuance did not constitute a sale pursuant to Section 2(3) of the Securities Act of 1933, as amended.

On July 24, 2008, the Company’s Board of Directors approved a 9,840.546697 for 1 forward stock split for its common stocks.  As a result, stockholders of record at the close of business on July 24, 2008 received 9,840.546697 shares of common stock for every one (1) share held.

The cumulative effect of those two stock-splits was a 1 for 0.9841 reverse split for the Company’s common stocks.  The purpose of these two stock-splits was intended to mitigate the seemingly administrative oversight as mentioned previously, but not to change the shareholder stake or stock value.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

Management was subsequently advised otherwise that stating the 30,000 for 1 forward stock-split in the amended articles of incorporation was not a requirement in the State of California, thus such omission in the corporate filing did not affect the legitimacy and effectiveness of the 30,000 for 1 stock-split executed in February 2006 given that it was appropriately approved by the Company’s Board of Directors.

Common stocks, additional paid-in capital, number of shares and per share data for prior periods have been restated to reflect the stock splits as if they had occurred at the beginning of the earliest period presented.

Shares Cancelled

In October 2008, to ensure that the two stock-splits did not affect the shareholder stake, management conducted an analysis by comparing the numbers of shares of the original thirteen shareholders subsequent to the July 24, 2008 forward stock-split with their numbers of shares prior to the June 30, 2008 reverse stock-split, noting that an additional 842,403 shares (or 33,696,125 shares prior to the reverse stock-split on June 11, 2010) were added to the thirteen shareholders.  These additional shares were primarily resulting from the 878,761 shares issued to the thirteen shareholders at $0.00016 per share on July 24, 2008 (or 3,572 shares at $0.039 per share prior to the forward stock-split on July 24, 2008 and the reverse stock-split on June 11, 2010).  The 3,572 shares were the number of shares initially intended to be issued immediately after the forward stock-split, but were processed and issued by our transfer agent prior to the split.  As a result, the 3,572 shares issued to the thirteen shareholders were affected by the forward stocks-split turning into 878,761 shares.

On October 1, 2008, the Company’s President & CEO sent out letters to those thirteen shareholders requesting that they return their corresponding numbers of shares to the Company, aggregating to the 842,403 shares (or 33,696,125 shares prior to the reverse stock-split on June 11, 2010) as stated above, including 610,481 shares (or 24,419,225 shares prior to the reverse stock-split on June 11, 2010) with our President & CEO.  On October 27, 2008, eight of the thirteen original shareholders cancelled and returned a total of 192,913 shares (or 7,716,538 shares prior to the reverse stock-split on June 11, 2010) to the Company without consideration being exchanged.  Our President & CEO cancelled and returned 546,663 shares (or 21,866,527 shares prior to the reverse stock-split on June 11, 2010) to the Company on July 30, 2009 and additional 63,818 shares (or 2,552,698 shares prior to the reverse stock-split on June 11, 2010) on May 11, 2010 with no consideration being exchanged.  The remaining 39,009 shares (or 1,560,362 shares prior to the reverse stock-split on June 11, 2010) are still unreturned from other shareholders.  Our President & CEO will continue to remind and communicate with those shareholders for them to notify the transfer agent of share cancellation.

NOTE 13 – COMMITMENTS

Operating Leases

We lease office space, automobiles and equipment under non-cancelable operating leases, which expire at various dates through September, 2012.  Operating lease expenses was $141,380 and $317,378 for the years ended December 31, 2009 and 2008, respectively.

New Facility Lease

In January 2008, we entered into a lease contract with Mission BP, LLC, under which we will lease approximately 33,400 square feet of office and warehouse space located in Pomona, California.   The lease contract provided a term of 60 months, commencing in March 2008 and ending February 2013.  Rental obligations will be payable on a monthly basis.  In March, 2009, the Company terminated the lease and entered into settlement with Mission BP, LLC.

Immediately after terminating the lease with Mission BP, LLC, in March 2009, the Company assumed a three-month sublease from Zonet USA Corporation for 8,460 square feet of office and warehouse space located in Walnut, California.  The sublease contract commenced in April 2009 and will end in June 2009.  As required and in conjunction with the sublease, the Company entered into a lease agreement with Bayport Harrison Associates, LP for the same location commencing July 2009 and ending September 2012.  Such change corresponds to the Company’s cash flow management strategy, which will better preserve spending in operating expenses and increase available capital in inventory purchase, marketing, and other revenue-generating activities.

Future minimum lease payments due subsequent to December 31, 2009 under all non-cancelable operating leases for the next five years are as follows:

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

As of December 31,	Amount
2010	$71,575
2011	73,434
2012	60,912
2013	-
2014	-
Thereafter	-

Total minimum lease payments	$205,921

NOTE 14 – INCOME TAXES

SFAS No. 109(ASC 740) requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.  Due to the restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carryforwards, the utilization of the Company’s net operating loss carryforwards will likely be limited as a result of cumulative changes in stock ownership.  As such, the Company recorded a 100% valuation allowance against its net deferred tax assets as of December 31, 2009 and December 31, 2008.

The provisions for income taxes for the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Current Tax Provision:
Taxable income	$-	$-
Total current tax provision	$-	$-

Deferred Tax Provision:
Loss carryforwards	$295,989	$419,109
Change in valuation allowance	(295,989)	(419,109)
Total deferred tax provision	$-	$-

Deferred income tax assets as of December 31, 2009 and 2008 were as follows:

	December 31, 2009	December 31, 2008
Loss carryforwards	$1,039,945	$729,557
Less: Valuation allowance	(1,039,945)	(729,557)
Total net deferred tax assets	$-	$-

As a result of the Company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded at December 31, 2009 and 2008.  The provision for income taxes using the statutory federal tax rate as compared to the Company’s effective tax rate is summarized as follows:

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

	Years Ended December 31,
	2009	2008
Tax benefit at statutory rate	(35)%	(35)%
Adjustments to change in valuation allowance	35	35
	-	-

At December 31, 2009, the Company had Federal net operating loss carryforwards of approximately $2,971,000 expiring in various amounts throughout the 20-year period until the year 2029.  The Company also had California state net operating loss carryforwards of approximately ($3,051,000) expiring in varying amounts throughout the 10-year period until the year 2019.

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”)(ASC 740-10) an interpretation of FASB Statement No. 109 (ASC 740), Accounting for Income Taxes.” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2009, the Company does not have a liability for unrecognized tax benefits.

The Company files income tax returns in the U.S. federal jurisdiction and California.  The Company is subject to U.S. federal or state income tax examinations by tax authorities for six years after 2003.

During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods.  Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense.  As of December 31, 2009, the Company has no accrued interest or penalties related to uncertain tax positions.

NOTE 15 – CONTINGENCIES AND LITIGATION LIABILITIES

On February 2, 2009, Spanish Broadcasting System Inc. aka Spanish Broadcasting Systems, Inc. dba KXOL adba KXOL Latino 96.3 FM (the “Plaintiff”), filed a complaint in the Los Angeles County Superior Court, Beverley Hills Courthouse for reasonable value, account stated, and open book account for commercial advertisement performed by KXOL, seeking damages of $12,200, with interest thereon at the rate of ten percent (10%) per annum from October 28, 2007.  The Company disputed Plaintiff’s entitlement to amounts claimed and instructed the Company’s legal counsel to contest the action, while concurrently pursuing opportunities for reasonable settlement.  On March 17, 2009, judgment was entered against the Company.  The Company settled the judgment for the principal amount of $12,000, with the Plaintiff waiving its claims for attorney’s fees, interest and costs.  The $12,000 was recorded as other payable on the balance sheet as of December 31, 2009, and “Marketing expense accrued for litigation settlement” on the statement of operations for the year then ended.

On February 20, 2009, Dare Wheel Manufacturing Co., Ltd. (the “Plaintiff”), one of the Company’s major vendors in China, filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for open book account, account stated, and goods, wares and merchandise, seeking damages of $716,900, with interest thereon at the rate of ten percent (10%) per annum from March 10, 2008.  On April 15, 2009, defendant removed the state court action to the United States District Court for the Central District of California.  On December 14, 2009, the United States District Court for the Central District of California issued a dismissal without prejudice.  The dismissal without prejudice was granted by the court to allow the Plaintiff to proceed with the action in a proper forum.  It is highly uncertain regarding whether the plaintiff would choose to pursue this claim in another forum.  As of December 31, 2009, the $716,900 was equivalent to the accounts payable owed to the Plaintiff as recorded on the balance sheet, and was already recorded in inventory cost which therefore did not impact the statement of operations for the year then ended.

MIZATI LUXURY ALLOY WHEELS, INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

On February 18, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for unlawful detainer, for base rent of $25,725.70, additional rent of $4,027.14, holdover damages of $991.76 per day, and for attorneys’ fees and costs.  The Company disputed Plaintiff’s right to unlawful detainer on the grounds that it had billed for and collected additional rent in violation of the terms of the lease.  The case went to trial on March 25, 2009, at which time the Company entered into settlement with Plaintiff as follows:

1.	The Company stipulated to restitution of the premises to Plaintiff on or before April 3, 2009.
2.
The Company agreed to waive any rights to its security deposit of $56,463.70, and Plaintiff agreed to apply such security deposit to unpaid rent and holdover damages incurred by Plaintiff in the action.  The $56,463.70 security deposit forfeited was charged through rent expense for the year ended December 31, 2009 accordingly.

3.	The parties agreed that the settlement was without prejudice to other claims either party may have relating to the tenancy.

The settlement was a favorable resolution for the Company as it allowed it to apply its security deposit to rent due, and to relocate and replace an above-market lease with a substantially more economical lease.

On June 3, 2009, Mission BP, LLC (the “Plaintiff”) filed a complaint in the Los Angeles County Superior Court, Pomona Courthouse for alleged damage for breach of lease in the amount of $41,038, and for attorney’s fees and costs according to proof.  This case is subject to a conditional settlement that calls for a dismissal of the case no later than May 15, 2012.  The total value of the settlement is $29,000.  An initial payment of $2,000 is due on February 28, 2010.  The settlement calls for the remainder to be paid in increments of no less than $1,000 due at the end of each month for twenty-three (23) consecutive months, starting on March 31, 2010 and concluding February 28, 2012.  Additionally, there is a $4,000 balloon payment due March 31, 2012 upon the conclusion of payments on February 28, 2012.  This balloon payment will be discounted if the final payment is made prior to February 28, 2011.  The discount shall be $200 for number of months between the early final payment date and the date of February 2012 and the adjusted payment shall be paid the month following the actual final payment date.  In the event of default on a payment by more than 3 days, the Company shall be liable for $41,038 less previous payments and subject to the maximum rate of interest allowed by law.  The $29,000 was recorded as “Rent expense accrued for litigation settlement” on the statement of operations for the year ended December 31, 2009, and other payable on the balance sheet as of December 31, 2009, with $12,000 due within one year recorded under current liabilities and $17,000 due over one year recorded under long-term liabilities.

NOTE 16 – RESTATEMENTS

The Company determined to reclassify $29,000 of rent expense accrued for litigation settlement with BP LLC and $12,000 of marketing expense accrued for litigation settlement with KXOL (see Note 15) under Selling, General and Administrative Expenses that were previously reported under Extraordinary Item in its statement of operations.  In the Company’s annual impairment analysis for the fiscal year 2008, the Company concluded that due to negative economic circumstances surrounding our industry and business, the intangible assets were determined to have no value and were fully written off at December 31, 2008 (see Note 8).  Therefore, $3,823 of net intangible assets as previously reported as of December 31, 2009 was written off against accumulated deficit, and $388 amortization of intangible assets as previously reported was removed for the fiscal year 2009.  The following information discloses the impact of these corrections on the balance sheet as of December 31, 2009 and the statement of operations for the year the ended.  These corrections did not change the Company’s reported net loss or net loss per share for the year.

Restatement of Balance Sheet

	As of December 31, 2009
	As Previously Reported	Adjustments	As Restated
ASSETS
Total Current Assets	$319,826		$319,826

Property and Equipment, net	8,570		8,570
Intangible Assets, net	3,823	$(3,823)	-
Other Assets	6,977		6,977

TOTAL ASSETS	$339,196	$(3,823)	$335,373

LIABILITIES AND SHAREHOLDERS' EQUITY
Total Liabilities	$3,057,782		$3,057,782

STOCKHOLDERS' DEFICIT
Preferred stocks	-		-
Common stocks	162		162
Additional paid in capital	775,718		775,718
Subscription receivable	(6,000)		(6,000)
Accumulated deficit	(3,488,466)	$(3,823)	(3,492,289)
Total Stockholders' Deficit	(2,718,586)	(3,823)	(2,722,409)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$339,196	$(3,823)	$335,373

Restatement of Statement of Operations
	For The Year Ended December 31, 2009
	As Previously Reported	Adjustments	As Restated
NET REVENUE	$601,618		$601,618
COST OF GOODS SOLD	557,304		557,304
GROSS PROFIT	44,314		44,314

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Professional services	320,066		320,066
Salaries and wages	206,368		206,368
Rent expenses	141,380		141,380
Rent expense accrued for litigation settlement	-	$29,000	29,000
Marketing expense accrued for litigation settlement	-	12,000	12,000
Loss on sale of land and building held for sale	-		-
Other selling, general and administrative expenses	175,025	(388)	174,637
Total Selling, General and Administrative Expenses	842,838	40,612	883,450

LOSS FROM OPERATIONS	(798,524)	(40,612)	(839,136)

OTHER EXPENSE	(88,732)		(88,732)

Income tax	800		800

LOSS BEFORE EXTRAORDINARY ITEM	(888,056)	(40,612)	(928,668)

EXTRAORDINARY ITEM
Loss on settlement of lease early termination suit	(29,000)	29,000	-
Loss on settlement of judgment	(12,000)	12,000	-
Total Extraordinary Losses	(41,000)	41,000	-

NET LOSS	$(929,056)	$388	$(928,668)

NET LOSS PER BASIC AND DILUTED SHARES	$(0.50)	$-	$(0.50)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OF OUTSTANDING	1,875,911		1,875,911

The Company determined that $26,500 of subscription receivable was deemed uncollectible subsequent to the issuance of its audited financial statements as of and for the year ended December 31, 2008, which was written off and recorded as Other Expense on the statement of operations.  Additionally, $37,717 of mortgage interest paid upon selling of land and building held for sale was reclassified to Interest Expense.  In the Company’s annual impairment analysis for the fiscal year 2008, the Company concluded that due to negative economic circumstances surrounding our industry and business, the intangible assets were determined to have no value and were fully written off at December 31, 2008 (see Note 8).  Therefore, $4,211 of net intangible assets as previously reported as of December 31, 2008 was written off and charged to impairment for the year then ended.  The following information discloses the impact of these corrections on the balance sheet as of December 31, 2008 and the statement of operations for the year then ended.  These corrections did not change the Company’s reported net loss per share for the year.

Restatement of Balance Sheet

	As of December 31, 2008
	As Previously Reported	Adjustments	As Restated
ASSETS
Total Current Assets	$811,949		$811,949

Property and Equipment, net	18,030		18,030
Intangible Assets, net	4,211	$(4,211)	-
Other Assets	56,673		56,673

TOTAL ASSETS	$890,863	$(4,211)	$886,652

LIABILITIES AND SHAREHOLDERS' EQUITY
Total Liabilities	$3,037,993		$3,037,993

STOCKHOLDERS' DEFICIT
Preferred stocks	-		-
Common stocks	172		172
Additional paid in capital	418,108		418,108
Subscription receivable	(32,500)	$26,500	(6,000)
Accumulated deficit	(2,532,910)	(30,711)	(2,563,621)
Total Stockholders' Deficit	(2,147,130)	(4,211)	(2,151,341)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$890,863	$(4,211)	$886,652

Restatement of Statement of Operations

	For The Year Ended December 31, 2008
	As Reported	Adjustments	Restated
NET REVENUE	$2,431,544		$2,431,544
COST OF GOODS SOLD	1,861,353		1,861,353
GROSS PROFIT	570,191		570,191

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Loss on sale of land and building held for sale	198,221	$(37,717)	160,504
Impairment of intangible assets	-	4,211	4,211
Other selling, general and administrative expenses	1,353,867		1,353,867
Total Selling, General and Administrative Expenses	1,552,088	(33,506)	1,518,582

INCOME (LOSS) FROM OPERATIONS	(981,897)	33,506	(948,391)

OTHER INCOME (EXPENSE)
Other income	4,101		4,101
Other expense	(46,480)	(26,500)	(72,980)
Interest expense, net of income	(199,557)	(37,717)	(237,274)
Total Other Expense	(241,936)	(64,217)	(306,153)

NET LOSS	$(1,223,833)	$(30,711)	$(1,254,544)

NET (LOSS) PER BASIC AND DILUTED SHARES	$(0.94)	$-	$(0.94)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OF OUTSTANDING	1,336,018		1,336,018

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15 EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation (1)
3.2	By-Laws (1)

10.1	Revolving credit agreement with Citibank in March 2006
10.2	Revolving credit agreement with East West Bank in April 2007
10.3	Revolving credit agreement with Bank of America in February 2008
10.4	Promissory note with Hazel Chu on January 13, 2006
10.5	Promissory note with Hazel Chu on January 18, 2006
10.6	Amendment of the January 13, 2006 promissory note with Hazel Chu on January 2, 2008
10.7	Amendment of the January 18, 2006 promissory note with Hazel Chu on January 2, 2008
10.8	Promissory note with Hazel Chu on January 18, 2008
10.9	Agreement with Mr. Chuang / Maxfung Trading Company
10.10	Amended agreement with East West Bank February 17, 2010

(1) Incorporated by reference to Form 10 filed on January 15, 2009.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:	MIZATI LUXURY ALLOY WHEELS, INC.

August 9, 2010
	By:	/s/ Hazel Chu
Name: Hazel Chu
Title: CEO, President